Exhibit 99.1

PROVINCE OF MANITOBA

This description of Province of Manitoba is dated as of November 19th, 2025 and appears as Exhibit 99.1 to the Province’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2025.

This document (otherwise than as part of a prospectus contained in a registration statement filed under the Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Province of Manitoba (the Province). The delivery of this document at any time does not imply that the information herein is correct as of any time subsequent to its date.

FURTHER INFORMATION

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission (the Commission) on Form 18-K for the fiscal year ended March 31, 2025. Additional information with respect to the Province is available in that Annual Report, in the other exhibits to that Annual Report and in amendments thereto. The Annual Report exhibits and amendments are available at the Commission’s website at http://www.sec.gov. Copies of those documents may also be obtained from Province of Manitoba, Department of Finance, Treasury Division, 350-363 Broadway, Winnipeg, Manitoba Canada, R3C 3N9.

The fiscal year of the Province ends March 31. Fiscal 2025 and 2024-2025 refer to the fiscal year ended March 31, 2025 and, unless otherwise indicated, 2024 means the calendar year ended December 31, 2024. Other fiscal years and calendar years are referred to in a corresponding manner.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars ($ or C$) and all references to dollars are to Canadian dollars.

Totals in the statistical tables set forth in this document may not add due to rounding.

SUMMARY

The following information is qualified in its entirety by the more detailed information in this document.

PROVINCE OF MANITOBA

Economy (1)

	Year Ended December 31,					Compound Annual Growth Rate (%)
	2020	2021	2022	2023	2024	2020-2024

	(In millions of dollars, unless otherwise indicated)
Nominal Gross Domestic Product	$72,963	$79,281	$88,262	$93,045	$96,125	7.1
Change in Real Gross Domestic Product
Manitoba	-4.1%	1.4%	4.8%	2.8%	1.7%
Canada	-5.0%	6.0%	4.7%	2.0%	2.0%
Manufacturing Shipments	$18,628	$21,321	$25,385	$26,627	$26,899	9.6
Farm Cash Receipts	7,005	8,517	9,783	10,235	9,801	8.8
Capital Investment	7,944	7,668	7,964	9,101	9,854	5.5
Primary Household Income	47,535	50,895	54,513	57,778	61,190	6.5
Population at July 1 (in 000’s)	1,380	1,392	1,413	1,453	1,492	2.0
Average Unemployment Rate	8.1%	6.5%	4.5%	4.9%	5.4%
Change in Consumer Price Index	0.5%	3.3%	7.9%	3.5%	1.1%
Average Exchange Rate (C$ per US$)	1.3407	1.2537	1.3018	1.3499	1.3696

(1)	See “Selected Economic Indicators — Economic and Fiscal Overview” on pages 8-9 for updates to certain key economic indicators.

Revenue and Expense of the Government Reporting Entity (2)

	Year Ended March 31,
	2021 (Restated)	2022 (Restated)	2023 (Restated)	2024 (Restated)	2025 (Actual)
	(In millions of dollars)
Total Revenue	$18,602	$19,944	$22,258	$21,792	$24,344
Total Expenses	(20,726)	(20,694)	(21,885)	(23,763)	(25,493)

Summary Net Income (Loss)	$(2,124)	$(750)	$373	$(1,971)	$(1,149)

(2)	See “Statement of Revenue and Expense of the Government Reporting Entity” on page 21.

Net Direct Funded and Guaranteed Borrowings

	As of March 31,
	2021	2022	2023	2024	2025

	(In millions of dollars, unless otherwise indicated)
Consisting of
Net Direct Funded Borrowings	$53,423	$55,287	$56,684	$59,230	$62,203
Net Guaranteed Borrowings	61	111	111	403	539

	$53,484	$55,398	$56,795	$59,633	$62,742
Issued for
General Government Programs (1)	$23,571	$24,533	$25,800	$27,565	$29,605
Self-Sustaining Purposes	29,913	30,865	30,995	32,068	33,140

	$53,484	$55,398	$56,795	$59,633	$62,745
General Government Programs Borrowings as a Percentage of Nominal Gross Domestic Product	32.3%	30.9%	29.4%	30.0%	31.2%
Self-Sustaining Purposes Borrowings as a Percentage of Nominal Gross Domestic Product	41.0%	38.9%	35.3%	34.9%	34.9%

(1)	Total borrowings issued for General Government Programs includes borrowings for Capital Assets, Teacher’s Retirement Allowance Fund and Civil Service Superannuation Fund.

Summary Net Debt

	As of March 31,
	2021 (Restated)	2022 (Restated)	2023 (Restated)	2024 (Restated)	2025 (Actual)

	(In millions of dollars, unless otherwise indicated)
Total Financial Assets (1)	$37,533	$38,703	$42,139	$43,590	$44,628

Liabilities:
Taxpayer-supported debt	31,339	32,398	33,098	36,214	38,355
Borrowings on behalf of Manitoba Hydro-Electric Board	23,936	24,587	24,421	24,398	24,925
Accounts payable, accrued charges provisions and unearned revenue	6,543	6,603	7,518	8,410	9,295
Derivative financial instruments	—	—	2,874	2,479	2,678
Asset retirement obligations	760	884	811	806	891
Pension liability	3,321	3,487	3,597	3,599	3,745

Total Liabilities	65,899	67,959	72,319	75,906	79,889

Summary Net Debt	$28,366	$29,256	$30,180	$32,316	$35,261

Summary Net Debt as a Percentage of Nominal Gross Domestic Product	38.9%	36.9%	34.3%	35.2%	36.9%

(1)	Includes cash, amounts receivable, due from Manitoba Hydro-Electric Board, loans and advances, portfolio investments, equity in government business enterprises and other financial assets.

MAP OF THE PROVINCE OF MANITOBA

MANITOBA
Hydro Generating Stations
Thermal Generating Stations
Wind Generating Stations
Major Mining Centres
Major Centres
Nunavut
Churchill
Hudson Bay
Limestone
Long Spruce
Kettle
Keeyask
Kelsey
Laurie River #2
Laurie River #1
Thompson
Wuskwatim
Flin Flon
Jenpeg
The Pas
Grand Rapids
Swan River
Dauphin
Selkirk
Ontario
Saskatchewan
Brandon
Portage la Prairie
WINNIPEG
Steinbach
St. Leon
St. Joseph
North Dakota
Minnesota
CANADA
U.S.A.
MEXICO

THE PROVINCE OF MANITOBA

General Information

The Province of Manitoba is located in the centre of Canada, north of the States of Minnesota and North Dakota. It is the most easterly of the three Provinces of Manitoba, Saskatchewan and Alberta, which together constitute the Prairie Region of Canada. Manitoba is bounded on the east by the Province of Ontario, on the north by Hudson Bay and the Territory of Nunavut, and on the west by the Province of Saskatchewan. Manitoba has 400 miles of northern coastline bordering on Hudson Bay. The only seaport in the Prairie Region is located at Churchill on Hudson Bay.

Of Manitoba’s total area of 251,000 square miles, 39,000 square miles are lakes and rivers and 163,000 square miles are lands owned by Manitoba. Cultivated land comprises 28,000 square miles in the southern part of Manitoba. The northern part of the Province, which is part of the Canadian Shield, is composed largely of timberlands and extensive areas of mineralized rock structure.

The estimated population of Manitoba on July 1, 2025 was 1,509,702, an increase of 1.2% over the prior year. The Winnipeg Census Metropolitan Area had an estimated population of 941,641 on July 1, 2024, an increase of 3.4% over the prior year. Winnipeg, the capital of Manitoba, has a diversified economic base with significant activity in a variety of manufacturing and service sectors. Winnipeg is also a major air, rail and truck transportation hub by virtue of its geographical position in the centre of the continent.

The second-largest city in Manitoba is Brandon, with an estimated population of 61,863 on July 1, 2024, an increase of 4.7% over the prior year. Brandon, in western Manitoba, is a major supply centre for the agriculture industry, as well as an agriculture-related manufacturing centre.

Constitutional Framework

Canada consists of a federation of Provinces and Territories. A constitutional division of powers between the Federal and Provincial governments was established by the British North America Act, 1867, an Act of the Parliament of the United Kingdom. By later enactments, including the Constitution Act, 1982, the power to amend the constitution of Canada (the Constitution) was transferred to Canada.

Under the Constitution, the Provinces are assigned jurisdiction over education, municipal institutions, property and civil rights, natural resources and other matters of purely provincial or local concern. The Legislature of each Province has exclusive jurisdiction over the borrowing of money on the sole credit of that Province. The Parliament of Canada has jurisdiction over areas not assigned to the Provincial Legislatures, including such matters as aboriginal persons’ civil rights, the Federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, foreign affairs, postal services, interprovincial transportation and communications undertakings. The Provinces and the Parliament of Canada have shared jurisdictions over immigration, health care, environment and agriculture.

Provincial Government

The Provincial Government has general responsibility for the administration of all governmental activities and functions within Manitoba, other than those which are under the jurisdiction of the Federal Government. It carries out certain of these responsibilities through Provincial agencies, boards, commissions and Crown organizations. Certain other responsibilities have been delegated to cities, municipalities and semi-autonomous bodies such as school boards and regional health authorities.

The executive power in the Province is vested in the Lieutenant Governor acting on the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General in Council on the advice of the Prime Minister of Canada.

The Executive Council, which includes the Premier and Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor, usually on the nomination of the leader of the party with the largest number of members in the Legislative Assembly. Members of the Executive Council are usually members of the Legislative Assembly.

The Legislative Assembly has 57 members who are elected for a term of four years, subject to earlier dissolution of the Assembly by the Lieutenant Governor, usually on the recommendation of the Executive Council. In the last general election of members of the Legislative Assembly, held on October 3, 2023, the New Democratic Party of Manitoba was elected with 34 of 57 seats. Unless it is called earlier, in accordance with The Elections Act (Manitoba) (the Elections Act), the next Provincial election is to take place in October 2027.

The following table sets forth the results of the three most recent elections of the Province and the current standing of the Legislative Assembly.

	Number of Members
	2016	2019	2023	Current(1)
New Democratic Party of Manitoba	14	18	35	34
Progressive Conservative Party of Manitoba	40	36	21	21
Manitoba Liberal Party	3	3	1	1
Independent	0	0	0	1

Total	57	57	57	57

(1)	Current as of March 31, 2025 to reflect changes since the most recent election.

ECONOMY

General

The Manitoba economy is among the most diversified in Canada, with ten sectors contributing at least 5% of real Gross Domestic Product (GDP) in 2024. Manitoba’s major commercial sectors are: manufacturing, transportation and warehousing, construction, finance and insurance, retail trade, and wholesale trade. Major non-commercial sectors include health and social services, public administration, and education. Centrally located in Canada, Manitoba is a major transportation hub, with national and international air and rail cargo linkages, an ocean port, and a substantial trucking industry.

Economic growth in Manitoba has been among the most stable in Canada, reflecting some of the Province’s structural characteristics, and resulting in a labour force characterized by low unemployment rates and high participation rates. Manitoba’s interprovincial and international exports are diversified in both composition and destination. Historically and compared to other Provinces, Manitoba has generated a stable profile of annual growth in most key economic indicators including in real GDP, employment, international exports, manufacturing sales, and compensation of employees.

Statistics Canada estimates that Manitoba’s real GDP rose by 1.7% in 2024, compared to a 2.8% increase in 2023 and a 4.8% increase in 2022. In contrast, Canada’s real GDP increased by 2.0% in 2024, increased by 2.0% in 2023, and increased by 4.7% in 2022.

The following table presents growth rates in 2024 for key economic indicators and selected sectors of the economy for Manitoba and Canada.

	Manitoba (%)	Canada (%)
Housing Starts	1.2	2.1
Retail Sales	1.6	1.6
Manufacturing Sales	1.0	-1.7
Nominal Gross Domestic Product	3.3	4.8
Real Gross Domestic Product	1.7	2.0
Capital Investment	8.3	4.5
Foreign Merchandise Exports	-4.3	1.3
Farm Cash Receipts	-4.2	-1.6
Consumer Price Index	1.1	2.4
Employment	2.5	1.9
Unemployment Rate	5.4	6.3
Population	2.7	3.0

The following table presents select indicators of economic activity and compound annual growth rates for Manitoba and Canada for the calendar years 2020 through 2024. In this table and throughout this document, compound annual growth rates are calculated by distributing the aggregate amount of growth during the period on the basis of a constant annual rate of growth, compounded annually.

SELECTED ECONOMIC INDICATORS

	Year Ended December 31,					Compound Annual Growth Rate (%) 2020-2024
	2020	2021	2022	2023	2024

	(In millions of dollars, unless otherwise indicated)
Nominal Gross Domestic Product (1)
Manitoba	$72,963	$79,281	$88,262	$93,045	$96,125	7.1
Canada	2,220,527	2,535,818	2,864,159	2,965,201	3,108,551	8.8
Real Gross Domestic Product (2)
Manitoba	70,493	71,498	74,956	77,035	78,307	2.7
Change	-4.1%	1.4%	4.8%	2.8%	1.7%
Canada	2,128,408	2,255,059	2,360,944	2,407,055	2,456,310	3.6
Change	-5.0%	6.0%	4.7%	2.0%	2.0%
Primary Household Income	47,535	50,895	54,356	58,156	62,078	6.9
Primary Household Income Per Capita (in dollars)	34,442	36,564	38,455	40,019	41,603	4.8
Retail Trade	21,456	24,315	26,399	26,827	27,252	6.2
Capital Investment	7,944	7,668	7,964	9,101	9,854	5.5
Housing starts (units)	7,314	8,023	8,095	7,104	7,191	-0.4
Change in Consumer Prices Indices
Manitoba	0.5%	3.3%	7.9%	3.5%	1.1%
Canada	0.7%	3.4%	6.8%	3.9%	2.4%
Population (July 1) (persons in 000’s)
Manitoba	1,380	1,392	1,413	1,453	1,492	2.0
Canada	38,029	38,240	38,950	40,049	41,262	2.1
Employment (workers in 000’s)	635.6	664.0	687.9	706.8	724.4	3.3
Unemployment Rate	8.1%	6.5%	4.5%	4.9%	5.4%
Average Exchange Rate (C$ per US$)	$1.3407	$1.2537	$1.3018	$1.3499	$1.3696

(1)	Expressed at market prices which includes taxes on products, but excludes subsidies on products.
(2)	Expressed at market prices in 2017 chained dollars. Chained dollars is a method of adjusting real dollar amounts for inflation over time, so as to allow comparison of figures from different years.

Sources: Statistics Canada, Manitoba Bureau of Statistics, Manitoba Department of Finance, and Bank of Canada.

Economic and Fiscal Overview

Like many economies across the globe, Manitoba has faced increased economic uncertainty, trade tensions, and global economic deceleration over the past year. Despite these challenges, Manitoba’s economy has shown resilient growth driven by strong household demand, with consumer spending and domestic sales, such as new motor vehicles and retail goods, performing well. At the same time, the housing market reflects mixed signals—housing starts continue to rise despite a decline in new building permits. Tariff pressure has impacted industry and trade, resulting in a slight drop in manufacturing activity and a widening trade gap due to falling exports and rising imports. In addition, considerable uncertainty surrounding United States tariffs has dampened business investment, and introduced significant downside risks to Manitoba’s growth trajectory. According to the Manitoba Finance Survey of Economic Forecasts, real GDP is expected to grow by 1.1% in 2025 and 1.4% in 2026, and nominal GDP is expected to increase by 3.7% in 2025, and 3.3% in 2026. Consumer price inflation is currently expected to average 2.4% in 2025, and 1.9% in 2026.

United States tariffs continue to pose a significant threat to Manitoba’s economic outlook, with their most pronounced impact expected on exports, particularly in the manufacturing and agricultural sectors. In response to rising uncertainty, and to facilitate prudent economic and fiscal planning, Budget 2025 has increased the revenue contingency to $200 million as a fiscal planning measure. The Budget also includes a $50 million in Emergency Appropriations for weather-related events such as flood or fire.

The government’s overall exposure to risks and uncertainties arises from many variables which it does not directly control. For a discussion of certain risks and uncertainties, see “Risks and Uncertainties” in the Province of Manitoba Annual Report and Public Accounts 2025, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 3, 2025 and the 2025/26 First Quarter Report Fiscal and Economic Update, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 3, 2025.

The following table presents the 2025 year-to-date growth rates for key economic indicators in Manitoba and Canada, as well as the year-to-date unemployment rates.

	Manitoba (%)	Canada (%)
Housing Starts (September)	9.9	6.5
Retail Sales (August)	4.8	4.6
Manufacturing Sales (August)	-1.5	-1.5
Foreign Merchandise Exports (August)	-6.1	0.4
Farm Cash Receipts (June)	3.3	3.3
Consumer Price Index (September)	2.5	2.0
Employment (October)	1.7	1.5
Unemployment Rate (October)	5.8	6.9
Population (July)	1.2	0.9

Source: Statistics Canada

Economic Structure

The Province has a balanced and diversified economy. In 2024, goods-producing industries accounted for 25.1% of real GDP at basic prices. The commercial service sector accounted for 50.6% of real GDP at basic prices. The non-commercial service sector accounted for 24.3% of real GDP.

The following table sets forth the real gross domestic product by industry at basic prices and the compound annual growth rates for the calendar years 2020 through 2024.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY (1)

	Year Ended December 31,					Compound Annual Growth Rate (%) 2020-2024
	2020	2021	2022	2023	2024

	(In millions of 2017 chained dollars)
Goods-Producing Industries
Manufacturing	$6,320	$6,420	$6,663	$6,883	$6,960	2.4
Construction	4,440	4,348	4,166	4,358	4,431	0.0
Agriculture	3,192	2,636	3,329	3,400	3,399	1.6
Utilities	2,454	2,066	2,348	2,131	2,025	-4.7
Mining and Oil and Gas Extraction	1,509	1,335	1,309	1,341	1,366	-2.5

Total Goods-Producing Industries	17,888	16,830	17,861	18,143	18,209	0.4

Service-Producing Industries
Commercial Services
Owner-Occupied Dwellings (2)	6,432	6,551	6,791	6,925	7,029	2.2
Transportation and Warehousing	3,595	3,853	4,255	4,526	4,651	6.7
Finance and Insurance	3,972	4,217	4,302	4,415	4,468	3.0
Retail Trade	3,857	4,051	4,018	4,111	4,176	2.0
Wholesale Trade	3,140	3,143	3,261	3,402	3,467	2.5
Real Estate & Rental & Leasing	2,707	2,835	2,794	2,822	2,895	1.7
Professional and Scientific	2,199	2,314	2,457	2,548	2,599	4.3
Information and Culture	1,846	1,933	2,052	2,182	2,179	4.2
Accommodation and Food Services	1,015	1,135	1,413	1,464	1,499	10.2
Administrative and Other Support	1,101	1,218	1,470	1,460	1,463	7.4
Arts and Entertainment	414	499	626	702	727	13.7
Management of Companies and Enterprises	130	89	58	41	28	-31.6
Other Services (3)	1,181	1,245	1,366	1,415	1,491	6.0

Total Commercial Services Industries	31,590	33,082	34,847	35,988	36,638	3.8

Non-Commercial Services
Health and Social Services	6,293	6,645	6,825	7,072	7,237	3.6
Public Administration	5,742	5,938	5,972	6,010	6,108	1.6
Education	3,963	3,996	4,071	4,153	4,248	1.8

Total Non-Commercial Services Industries	15,997	16,578	16,868	17,235	17,592	2.4

Total Service-Producing Industries	47,515	49,606	51,683	53,198	54,214	3.4

Gross Domestic Product At Basic Prices (4)	$65,414	$66,464	$69,600	$71,379	$72,450	2.6%

(1)

Expressed at basic prices in chained 2017 dollars, it is the gross value-added of all goods and services produced by the economy, excluding taxes and subsidies. Chained dollars is a method of adjusting real dollar amounts for inflation over time, so as to allow comparison of figures from a different year. Value-added differs from value of production, value of shipment or total sales from an industry.

(2)	Value-added arising from the use of residential real estate invariant to changes in ownership; homeowners are considered landlords renting houses to themselves.

(3)	Other services include Repair & Maintenance, Personnel Services & Private Households, and Religious, Grant-Making and Professional and Similar Organizations.
(4)	Total real GDP at basic prices does not equal the sum of real GDP by industry due to the chaining of dollars.

Source: Statistics Canada and the Manitoba Bureau of Statistics

Manufacturing. Manufacturing is the largest industrial sector of the Manitoba economy. The sector is well diversified, producing a wide range of consumer and industrial goods. In 2024, manufacturing accounted for 9.6% of Manitoba’s real GDP and 9.8% of employment.

The largest manufacturing industry is food manufacturing, which produces a broad range of non-durable consumer products, such as processed meat products, grain and oilseed products, dairy products, and industrial agricultural feed products. The second-largest manufacturing industry is machinery, consisting of agriculture, construction, and mining implements.

Other notable industries within manufacturing include transportation equipment (motor vehicle body and trailer manufacturing), chemical manufacturing (pharmaceutical and medicine products and pesticide, fertilizer, and other agricultural chemical products), fabricated metal products, wood products (cabinets, millwork, and lumber) and furniture.

Manufacturing in 2024: Manufacturing sales increased by 1.0% to $26.9 billion in 2024 following a 4.9% increase in 2023. In 2024, Manitoba sales of durable goods increased by 6.2%, and sales of non-durables decreased by 3.0%. Employment in Manitoba’s manufacturing industries increased by 0.7% in 2024.

The following table sets forth the gross value of manufacturing sales and the compound annual growth rates of the principal manufacturing industries in Manitoba for the calendar years 2020 through 2024.

GROSS VALUE OF MANUFACTURING SALES

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2024
	2020	2021	2022	2023	2024
	(In millions of dollars)
Non-Durables
Food Products	$6,112.1	$6,941.1	$8,542.4	$8,924.9	$8,954.7	10.0%
Other Non-Durables	4,126.1	5,010.4	6,488.2	6,040.3	5,557.9	7.7%

Total Non-Durables	10,238.3	11,951.5	15,030.6	14,965.2	14,512.6	9.1%

Durables
Machinery	1,886.7	2,179.8	2,644.4	3,186.1	3,683.2	18.2%
Transportation Equipment	2,410.1	2,343.6	2,419.6	3,263.3	3,607.6	10.6%
Fabricated Metals	1,055.9	1,145.9	1,353.0	1,538.8	1,490.0	9.0%
Furniture and Related Products	559.1	693.3	860.4	855.5	819.1	10.0%
Wood Products	491.8	675.0	782.9	630.6	568.3	3.7%
Other Durables	1,985.6	2,331.8	2,293.6	2,187.4	2,217.8	2.8%

Total Durables	8,389.2	9,369.4	10,353.9	11,661.6	12,386.0	10.2%

Total	18,627.5	21,320.9	25,384.5	26,626.8	26,898.6	9.6%

Source: Statistics Canada, table 16-10-0048.

Manufacturing 2025: In the first eight months of 2025, the value of manufacturing sales in Manitoba decreased 1.5% compared to the same period in 2024. Canadian manufacturing sales decreased by 1.5% over the same period. In Manitoba, the strongest increases were in transportation equipment (+27.0%), followed by food (+3.4%), and wood products (+3.0%). Year-to-date sales declines were observed in sectors such as machinery (-19.0%), and fabricated metal products (-14.8%),

According to Statistics Canada, capital investment in Manitoba’s manufacturing sector increased 27.4% in 2024 to $810.6 million, and intended investments for 2025 are expected to increase by 6.6% to $864.2 million, which would represent the third largest recorded annual investment.

Agriculture. Agriculture is an important contributor to the Manitoba economy. Crop and livestock agri-businesses produce a variety of commodities and processed products, and have strong linkages to food manufacturing, transportation and warehousing, retail and wholesale trade, as well as finance, insurance and real estate. In 2024, the agriculture sector represented 4.7% of Manitoba’s real GDP. Agriculture commodities accounted for 24.8% of Manitoba’s total exports in 2024. Manitoba’s 2024 marketed farm cash receipts were divided between 60.6% from crops and 35.2% from livestock.

Agriculture in 2024: The 2024 season started off with excess rains that delayed planting and made the start of the season difficult, leading to delays and uneven crop emergence particularly for canola. Despite this, yields improved for nearly all crops compared to 2023, except for canola, which experienced a 10% decline. However, lower crop prices in 2024 resulted in reduced overall crop receipts. Livestock sectors experienced generally positive market conditions with the beef sector enjoying record prices and exceptional returns for 2024. Total farm cash receipts in 2024 decreased by $433.5 million to $9.8 billion, a 4.2% decrease from 2023. Total cash receipts from crops were down 10.0% to $5.9 billion. Fresh potatoes receipts were up 21.5% to $508.1 million. In contrast, soybean receipts were down 37.1% to $525.1 million, canola receipts were down 12.4% to $2.0 billion, wheat receipts were down 12.1% to $1.7 billion, grain corn receipts were down 9.0% to $303.2 million, barley receipts were down 31.5% to $61.4 million, rye receipts were down 55.7% to $20.5 million, dry peas receipts were down 22.9% to $69.3 million, and oat receipts were down 7.6% to $227.4 million. Farm operating expenses in 2024 remained steady overall (dropped by 1%), with notable declines in fertilizer (8%), machinery fuel (4%), and crop and hail insurance (13%). However, costs rose for interest payments (23%), cash wages and room and board (6%), and business insurance (9%).

Manitoba’s total livestock receipts in 2024 increased by 5.4% to $3.4 billion compared to 2023. Hog receipts increased by 8.2% to $1.6 billion, cattle and calves’ receipts were up 4.3% to $982.2 million, and dairy receipts were up 5.6% to $376.9 million.

The following table sets forth farm cash receipts and the compound annual growth rates for the calendar years 2020 through 2024.

FARM CASH RECEIPTS

	Year Ended December 31,					Compound Annual Growth Rate (%)
	2020	2021	2022	2023	2024	2020-2024
	(In millions of dollars)
Crops
Oilseeds	$2,160.8	$2,513.4	$3,111.0	$3,126.7	$2,531.2	4.0%
Wheat	1,134.4	1,458.7	1,678.0	1,941.6	1,707.0	10.8%
Specialty and Forage	423.8	459.8	596.6	640.0	624.3	10.2%
Vegetables	340.7	361.7	422.9	486.5	575.8	14.0%
Other Grains	265.5	341.2	425.2	381.9	309.3	3.9%
Other (1)	45.2	181.4	-103.4	30.5	196.6	44.4%

Total Crops	4,370.4	5,316.3	6,130.4	6,607.2	5,944.3	8.0%

Livestock
Hogs	1,055.1	1,407.6	1,507.8	1,460.0	1,579.1	10.6%
Cattle and Calves	598.3	627.2	680.0	941.7	982.2	13.2%
Dairy	287.2	320.5	371.2	402.3	405.5	9.0%
Poultry and Eggs	314.0	324.4	352.0	356.9	376.9	4.7%
Other Livestock	84.3	103.2	107.4	108.9	103.8	5.4%

Total Livestock	2,338.9	2,782.8	3,018.3	3,269.8	3,447.5	10.2%

Direct Payments	295.5	417.9	634.3	357.5	409.2	8.5%

Total Cash Receipts	7,004.8	8,517.0	9,783.0	10,234.6	9,801.1	8.8%

Net Cash Income (2)	1,504.0	2,428.4	2,467.6	2,503.9	2,119.1	8.9%

(1)	Includes other crops and, as a negative amount, deferred payments on all crops.
(2)	Represents farm cash receipts less operating expenses.

Source: Statistics Canada, table 32-10-0045 & 32-10-0052.

Agriculture in 2025: Despite overall rainfall remaining well below normal and not ideally timed, the yield outlook for most crops in Manitoba is near average to slightly above average. As of October 13, harvest is 93% complete and most crops yields are expected to match or slightly exceed our five-year average yields

During the first half of 2025, total farm cash receipts increased by 3.3% to $5.1 billion, compared to $5.0 billion in same period of 2024. Total crop receipts for this period decreased by 3.4% to $3.0 billion from $3.1 billion. Declines were recorded for several products including fresh potatoes (-16.5%), wheat (-4.5%), grain corn (-8.0%), dry peas (-20.2%), canola (-0.3%), and rye (-22.5%). Increases include soybeans (+52.4%), dry beans (+52.5%), oats (+15.0%), barley (+27.2%), and sunflower seeds (+40.7).

Total livestock receipts increased by 13.2% to $1.9 billion from $1.7 billion in the first six months of 2025. Unlike crop receipts, where declines were observed in several areas, most livestock sectors experienced growth in farm cash receipts. The increases were recorded for hogs (+14.8%), cattle and calves (+17.1%), and increases were achieved in dairy (+7.8%), and eggs (+12.5%). There were declines in honey (-32.5%), and total poultry (-3.6%); which included turkeys (+21.7%), chicken (-0.6%), and poultry hatcheries (-5.6%).

Mining and oil and gas extraction (mineral and petroleum): The mineral and petroleum industries represent the third largest primary resource sector of Manitoba’s economy. The principal metallic minerals produced in Manitoba are nickel, zinc, gold, and copper. Other metals produced include silver, platinum, cobalt, selenium, caesium, and tellurium. Manitoba is also home to lithium deposits that are being explored and tested. Industrial mineral production consists principally of sand and gravel, stone, peat moss and lime, as well as granite, gypsum and limestone. Manitoba produces a light sour blend of crude oil that is exported via pipeline and by rail to refiners in Eastern Canada, and the Northeastern and North-Central areas of the U.S.

In 2024, the mineral and petroleum industries accounted for 1.9% of Manitoba’s real GDP and 4.6% of total international merchandise exports.

Minerals and petroleum in 2024: Capital spending on mining, quarrying, and oil and gas extraction was valued at $704.0 million in 2024, up 19.4% from $589.8 million in 2023. Petroleum sales decreased by 2.6% to $1.4 billion, while metallic mineral sales decreased 6,5% to $964.4 million, and industrial mineral sales fell 5.1% to $243.3 million in 2024. The gross value of mining production fell from $2.7 billion in 2023 to $2.6 billion in 2024, a 4.4% decline.

The following table sets forth the gross value of mining production and the compound annual growth rates for the calendar years 2020 through 2024.

GROSS VALUE OF MINING PRODUCTION

	Year Ended December 31,					Compound Annual Growth Rate (%) 2020-2024
	2020	2021	2022	2023	2024

	(In millions of dollars)
Metals
Nickel	$187.3	$241.6	$367.9	$320.5	x	N/A
Zinc	289.5	341.4	268.1	x	x	N/A
Gold	200.0	277.9	359.0	x	x	N/A
Copper	x	x	177.2	95.2	x	N/A
Other Metals	x	x	62.4	x	x	N/A

Total Metals	851.8	1,153.9	1,234.5	1,031.4	964.4	3.2%

Petroleum(1)	632.5	1,080.4	1,639.9	1,404.6	1,367.5	21.3%

Industrial Mining	197.8	207.9	216.9	256.4	243.3	5.3%

Total	1682.1	2,442.2	3,091.2	2,692.4	2,575.2	11.2%

x	Data from Natural Resources Canada not available due to Statistics Canada confidentiality policies.

Sources: Natural Resources Canada unless otherwise indicated.

(1)	Petroleum data provided by Economic Development, Investment, Trade and Natural Resources and the Manitoba Bureau of Statistics.

Services: Manitoba’s service sector has a wide range of medium-sized enterprises, including finance and insurance, transportation and warehousing, retail trade, wholesale trade, real estate, rental, and leasing, professional and scientific services, information and culture, and accommodation and food services. Service-producing industries have expanded to account for approximately 74.8% of total real GDP in Manitoba in 2024. In 2024, commercial service industries accounted for 50.6% of total service-producing industries in Manitoba, and non-commercial (primarily publicly funded) service industries accounted for 24.3% of total service-producing industries. These include health and social services, public administration, and education.

Transportation and warehousing: This sector contributed 6.4% to the Manitoba economy in 2024. Transportation and warehousing is the second largest sector within Manitoba’s commercial services industry. This sector includes CentrePort Canada, which is North America’s largest tri-modal inland port and a Foreign Trade Zone strategically located at the hub of international trading corridors connecting to major markets across the globe. Located in the capital region of Winnipeg, CentrePort is a tri-modal hub for the distribution of goods to North American and global markets through access to on-site rail, truck and air cargo operations. Manitoba also has the only deepwater Arctic port in Canada, the Port of Churchill. The Port is currently used primarily for bulk cargo shipments, especially grain exports from the Canadian Prairies to international markets. It also serves as a seasonal hub for northern resupply, delivering goods and fuel to remote Arctic communities. Its rail connection to the national network makes it unique among Arctic ports, enabling efficient inland transportation.

Finance and insurance services are an important component of Winnipeg’s economy. Winnipeg acts as the headquarters of IG Wealth Management, a major mutual fund company, The Canada Life Assurance Company, a major life insurance company, and Wawanesa Insurance, a major property and casualty insurer. The finance and insurance service industries accounted for 6.2% of Manitoba’s real GDP in 2024. Winnipeg is also a major centre of Canada’s grain trade, acting as the Canadian head offices of ten major grain dealers, according to the Canadian Grain Commission as of November 2025.

Retail trade: Retail trade sector accounts for 5.8% of overall Manitoba economy in 2024. Retail trade accounts for 10.9% of total employment in Manitoba in 2024. The sector is broad based providing a wide range of retail services. The largest retail sector is motor vehicle and parts dealers, followed by food and beverage stores, and general merchandise stores. Other notable industries include gasoline stations and fuel vendors and health and personal care retailers.

Retail trade in 2024: Retail sales increased by 1.6% to $26.8 billion in 2024, following a 1.6% increase in 2023. In 2024, Manitoba retail sales for health and personal care retailers increased by 8.1%, sales from motor vehicle and parts dealers increased by 6.3%, clothing and related stores increased by 3.0%, sales from general merchandise retailers increased by 1.4%, and food and beverage sales increased by 0.9%. Declines were reported in retail sales from gasoline stations and fuel vendors (-7.8%), and sales from furniture, home furnishings, electronics and appliance retailers (-2.1%), sporting goods, hobby, musical instrument, book and new dealers (-1.1%), and building material and garden equipment and supplies dealers (-0.7%).

Retail trade in 2025: In the first eight months of 2025, the value of retail sales in Manitoba increased by 4.8%, compared to the same period in 2024. The largest increase was in health and personal care retailers (11.2%), followed by motor vehicle and parts dealers (8.1%), clothing, clothing accessories, shoes, jewelry, luggage, and leather goods (5.9%), building material and garden equipment and supplies dealers (5.1%), food and beverage retailers (4.6%), general merchandise retailers (3.4%), and sporting goods, hobby, musical instrument, book and miscellaneous (1.3%), and gasoline stations and fuel vendors (0.1%). Year-to-date sales declined in gasoline stations and fuel vendors (-2.1%) and furniture, home furnishings, electronics and appliance retailers (-1.1%).

Tourism: Manitoba has a well-developed tourism industry. Home to the Canadian Museum of Human Rights, Canada’s Royal Winnipeg Ballet, the Winnipeg Jets (National Hockey League franchise), Assiniboine Park, and the RBC Convention Centre, the Province attracts significant national and international convention activity. The City of Winnipeg serves as a regional entertainment centre for portions of North Dakota, Minnesota, and northwestern Ontario. Manitoba also offers excellent opportunities for outdoor recreational activities and has many public and private tourism facilities. During the 2024/25 fiscal year, tourism expenditures of $1.89 billion increased by 4.0% year over year. This growth was driven primarily by a 10.2% increase in spending by Manitoba residents and a 5.1% increase from other Canadian visitors, and partially offset by a decline in international visitor expenditures.

Total Exports and Imports

In 2024, total exports of Manitoba goods and services to foreign markets and other Provinces increased 5.2% to $51.6 billion. Total imports increased 6.7% to $61.1 billion. The trade deficit was $9.5 billion. Total exports were equal to 54.3% of nominal GDP, while total imports were equal to 64.3% of nominal GDP.

The following table sets forth categories of selected trade indicators for the calendar years 2020 through 2024.

SELECTED TRADE INDICATORS

	Year Ended December 31,
	2020	2021	2022	2023	2024
	(In millions of dollars, unless otherwise indicated)
Exports of Goods and Services
International	$16,742	$18,563	$21,873	$23,254	$23,246
Interprovincial	19,329	22,018	24,849	25,307	25,571

Total Exports of Goods and Services	36,071	40,581	46,722	48,561	48,817

Ratio of Total Exports to Nominal Gross Domestic Product	49.4%	51.2%	52.9%	52.2%	50.8%
Imports of Goods and Services
International	20,018	22,385	25,760	27,258	28,677
Interprovincial	21,400	24,514	28,761	28,620	29,306

Total Imports of Goods and Services	41,418	46,899	54,521	55,878	57,983
Ratio of Total Imports to Nominal Gross Domestic Product	56.8%	59.2%	61.8%	60.1%	60.3%

Trade Balance	(5,347)	(6,318)	(7,799)	(7,317)	(9,166)

Sources: Statistics Canada and the Manitoba Bureau of Statistics

Manitoba’s total exports and imports of goods and services are distributed between interprovincial and international markets. In 2024, 47.6% of total export sales were destined for international markets and 52.4% were destined for interprovincial markets. In 2024, 50.5% of total import sales were from interprovincial markets and 49.5% were from international markets.

Manitoba exports more goods to international markets compared to services. Exports of goods and services for interprovincial markets are more evenly distributed. Goods exports accounted for 82.7% of all international exports in 2024 (83.6% in 2023), while services accounted for 17.3% in 2024 (16.4% in 2023). Goods exports accounted for 54.0% of all interprovincial exports in 2024 (54.9% in 2023), while services accounted for 46.0% in 2024 (45.1% in 2023).

Manitoba imports more goods from international markets compared to services. Manitoba imports of goods and services from interprovincial markets are evenly distributed. Goods imports accounted for 83.0% of all international imports in 2024 (83.8% in 2023), while services accounted for 17.0% in 2024 (16.2% in 2023). Goods imports accounted for 42.3% of all interprovincial imports in 2024 (45.0% in 2023), while services accounted for 57.7% in 2024 (55.0% in 2023).

Foreign merchandise imports for the first eight months of 2025 were up 9.8% on a year-to-date basis. This compares to a 4.2% increase in foreign merchandise imports for Canada.

Foreign Merchandise Exports

Foreign Exports in 2024: Foreign merchandise exports from Manitoba amounted to $20.5 billion in 2024. Manufactured products accounted for 67.0% of total exports, while agriculture commodities accounted for 22.4%. Mining commodities and electricity sales accounted for 4.6% and 3.2% respectively of total foreign merchandise exports from Manitoba. In 2024, of the total foreign merchandise exports, 70.2% were to the United States, 17.9% to Asia, 3.5% to Europe and 2.8% to Mexico.

From 2020 to 2024, total foreign merchandise exports increased by 30.4% (representing a compound annual growth rate of 6.9%). Exports to the United States increased by 31.2% (representing a compound annual growth rate of 7.0%) and exports to all other countries increased by 28.6% (representing a compound annual growth rate of 6.5%).

In 2024, total Manitoba exports decreased by 4.3%, with exports to U.S. markets decreasing 6.8%, and exports to non-U.S. markets increasing 2.0%.

The following table sets forth foreign exports by commodity and the compound annual growth rates for the calendar years 2020 through 2024.

FOREIGN EXPORTS BY COMMODITY (1)

	Year Ended December 31,					Compound Annual Growth Rate (%) 2020-2024
	2020	2021	2022	2023	2024

	(In millions of dollars)
Manufacturing
Food	3,305.0	3,836.4	4,119.2	4,505.4	4,526.3	8.2%
Machinery	1,262.1	1,558.7	2,000.0	2,313.7	2,291.8	16.1%
Chemicals	2,572.7	2,741.3	3,459.1	3,022.1	2,078.3	-5.2%
Transportation Equipment	1,122.4	965.9	1,054.5	1,460.0	1,511.6	7.7%
Plastics and Rubber	499.7	532.1	675.6	691.2	710.7	9.2%
Fabricated Metal	254.6	303.7	411.6	458.4	467.6	16.4%
Wood Products	313.6	341.0	404.2	423.7	404.7	6.6%
Paper and Allied	240.0	327.2	317.1	297.1	306.9	6.3%
Electrical Equipment	155.0	178.0	198.6	286.8	280.6	16.0%
Primary Metals	376.0	408.7	370.7	254.5	274.8	-7.5%
Furniture and Fixtures	181.0	207.9	252.0	248.6	241.0	7.4%
Computers and Electronics	139.2	138.9	175.3	218.7	222.4	12.4%
Petroleum and Coal	84.6	98.4	156.1	188.8	177.8	20.4%
Printing and Publishing	131.0	131.0	126.9	105.9	115.8	-3.0%
Other	99.6	123.0	168.0	124.8	154.4	11.6%

Total Manufacturing	10,736.5	11,892.2	13,888.8	14,599.7	13,764.6	6.4%

Agriculture
Oilseeds	1,315.0	1,591.6	2,015.5	1,883.8	2,003.7	11.1%
Wheat	1,298.1	1,317.1	1,557.0	1,749.5	1,589.9	5.2%
Vegetables	254.7	179.2	203.2	282.0	241.1	-1.4%
Hogs	173.4	272.6	256.0	202.3	233.5	7.7%
Other Grains	230.5	295.8	241.1	304.1	222.7	-0.9%
Other Agriculture	122.0	128.1	141.4	175.7	171.9	8.9%
Cattle	99.8	108.2	161.5	158.4	133.4	7.5%

Total Agriculture	3,493.5	3,892.8	4,575.7	4,756.0	4,596.2	7.1%

Mining and Oil and Gas Extraction	394.5	584.4	896.5	932.8	939.2	24.2%
Electricity	494.4	491.5	867.3	702.3	655.2	7.3%
Other	631.5	575.6	484.1	477.9	583.0	-2.0%

Total	15,750.4	17,436.4	20,712.3	21,468.7	20,538.3	6.9%

(1)	Most export data, except for some principal grains, are based on port-of-exit information; consequently, data for several categories do not reflect the true value of Provincial foreign exports.

Source: Statistics Canada.

Foreign Exports in 2025: Foreign merchandise exports for the first eight months of 2025 were down 6.1% on a year-to-date basis. This compares to a 0.4% increase in foreign merchandise exports for Canada. Over the same period, Manitoba merchandise exports to the U.S. have decreased by 9.9% and merchandise exports to other countries have increased by 4.2%

Capital Investment

The annual Capital and Repair Expenditures Survey collects data on capital and repair expenditures in Canada. In 2024, capital investment in Manitoba increased 8.3%, the fourth largest annual change among provinces and above Canada’s 4.5% increase. The percentage increases in capital investment occurred in: Utilities; Finance and Insurance; Education; Mining and Oil and Gas Extraction;

Public administration; Transportation and warehousing; Manufacturing; Construction; Health care and social assistance; and Arts, Entertainment and Recreation.

Notable declines in capital investment in 2024 occurred in Accommodation and Food Services; Administrative and support; and Wholesale Trade. In 2024, private investment decreased by 0.6% when compared to 2023, while public investment increased by 23.9%.

The following table sets forth categories of capital investment and the compound annual growth rates for the calendar years 2020 through 2024.

CAPITAL INVESTMENT

	Year Ended December 31,					Compound Annual Growth Rate (%) 2020-2024
	2020	2021	2022	2023	2024

	(In millions of dollars)
Public administration	$1,036.8	$1,066.3	$1,079.3	$1,321.2	$1,554.5	10.7%
Health care and social assistance	210.3	284.1	502.6	665.7	921.8	44.7%
Utilities	1,484.0	1,047.8	810.5	865.1	891.0	-12.0%
Manufacturing	900.2	753.2	686.6	636.3	810.6	-2.6%
Education	312.6	365.6	271.8	431.9	562.8	15.8%
Construction	232.8	343.0	363.4	424.2	466.1	19.0%
Arts, Entertainment and Recreation	121.0	174.1	146.9	115.3	126.6	1.1%
Accommodation and Food Services	91.1	84.7	77.6	82.1	79.9	-3.2%
Other(1)	3,555.6	3,549.3	4,025.7	4,558.7	4,440.3	5.7%
Total	7,944.4	7,668.1	7,964.4	9,100.5	9,853.6	5.5%
Private	4,748.8	4,825.9	5,213.7	5,801.7	5,765.1	5.0%
Public	3,195.7	2,842.2	2,750.6	3,298.8	4,088.5	6.4%

Source: Statistics Canada, tables 34-10-0035 and 34-10-0038.

(1)

Other categories of capital investments include agriculture, mining and oil and gas extraction, wholesale trade, retail trade, transportation and warehousing, information and cultural industries, finance and insurance, real estate and leasing, professional, scientific and technical services, management of companies and enterprises, administrative and support, and other services (except public administration).

Labour Force

Labour Markets in 2024: In 2024, employment increased 2.5% compared to 2023, with growth occurring in: transportation and warehousing; finance, insurance, real estate, rental and leasing; information, culture and recreation; other services (except public administration); health care and social assistance; manufacturing; and wholesale and retail trade. Declines were recorded in: professional, scientific and technical services; educational services; construction; public administration; accommodation and food services; forestry, fishing, mining, quarrying, oil and gas; agriculture; business, building and other support services; and utilities. In 2024, the average unemployment rate in Manitoba was 5.4%, up from 4.9% in 2023, and below Canada’s rate of 6.3%. Manitoba was tied with Saskatchewan in having the second lowest unemployment rate among provinces.

The following table sets forth selected labour force statistics for Manitoba and Canada for the calendar years 2020 through 2024.

LABOUR FORCE

	Annual Averages
	2020	2021	2022	2023	2024
Labour Force (in 000’s)	692.0	709.8	720.5	743.1	766.2
Employment (in 000’s)	635.6	664.0	687.9	706.8	724.4
Participation Rate (Manitoba) (%)	65.7	66.8	66.7	67.1	66.8
Participation Rate (Canada) (%)	64.4	65.5	65.5	65.8	65.5
Unemployment Rate (Manitoba) (%)	8.1	6.5	4.5	4.9	5.4
Unemployment Rate (Canada) (%)	9.7	7.5	5.3	5.4	6.3

Source: Statistics Canada, table 14-10-0327.

Labour Markets in 2025: In the first ten months of 2025, seasonally adjusted employment in Manitoba increased 1.7% compared to the same period in 2024, averaging 735,500 jobs. Proportional employment increases year-to-date for 2025 were recorded in: Accommodation and Food services, Utilities, Professional, scientific and technical services, Forestry, fishing, mining, quarrying, oil and gas, Agriculture, Business, building and other support services, Health care and social assistance, Information, culture and recreation, Construction, Manufacturing and finally Educational services. Using the same parameters declines were recorded in: Other services (except public administration), Transportation and warehousing, Public administration, Wholesale and retail trade, and Finance, insurance, real estate, rental and leasing.

In the first ten months of 2025, the seasonally adjusted unemployment rate in Manitoba averaged 5.8%, up from 5.4% in the same period in 2024. During the same period, the seasonally adjusted unemployment rate in Canada averaged 6.9%. Manitoba’s seasonally adjusted labour force participation rate over the first ten months of 2025 averaged 66.6%, slightly down from 66.7% in the same period in 2024. The seasonally adjusted labour force participation rate in Canada averaged 65.3% over the first ten months of 2025, down from 65.5% in the same period in 2024.

Energy

Refined petroleum, natural gas, and natural gas liquids provided 44.6%, 26.3%, and 1.4%, respectively, of the Province’s total energy needs in 2023. The remaining 27.6% was generated by electricity, with the majority generated by hydro-electric energy.

The provincial crown corporation, Manitoba Hydro, generated 31.0 billion kilowatt hours of clean electricity from renewable resources in fiscal year 2024/25, mostly hydroelectric, representing over 99% of the crown corporation’s total electricity generation.

For more information on clean electricity generation in the Province, including rates, see “The Manitoba Hydro-Electric Board” section.

Climate and Green Plan

The Climate and Green Plan Act (Manitoba) (the “Act”) received royal assent on November 8, 2018. The Act requires the minister to prepare an annual report that provides a “review of the programs, policies and measures in the climate and green plan”, as well as the emissions reductions achieved from new climate measures. The Act also requires the minister to prepare a five-year report on greenhouse gas emissions in Manitoba beginning with the 2018 – 2022 period and every five-year period following. The report must be completed no later than 18 months after the five-year period to which the report relates. On May 2, 2024, Environment and Climate Change Canada (ECCC) submitted its 2024 National Inventory Report (NIR) on greenhouse gas (GHG) emissions to the United Nations as required under the United Nations Framework Convention on Climate Change (UNFCCC). The 2024 NIR shows that Manitoba’s 2018-2022 Emissions Reductions Target of 1 Mt cumulative emissions reduction target has been achieved, with reductions totaling 2.45 Mt for this period.

GOVERNMENT FINANCES

Under the Canadian Constitution, the Province has the power to impose direct taxation within the Province in order to raise revenue for Provincial purposes. It also has exclusive jurisdiction over the borrowing of money on the sole credit of the Province.

Under the statutes of the Province, all public money is paid to the credit of the Minister of Finance and deposited into one Consolidated Fund of the Province. Money necessary to carry out the operations of the Province in each fiscal year is voted by the Legislative Assembly, with the exception of those expenses for which provision has already been made by special legislation, such as amounts required to service the debt of the Province and to fulfill guarantees made by the Province. In addition, when the Legislative Assembly is not in session, the Lieutenant Governor in Council may authorize expenditures that are urgently and immediately required for the public good through the issuance of special warrants.

The Auditor General examines the accounts and financial statements of the Province and is responsible to the Legislative Assembly. The Auditor General is required to make a report to the Legislative Assembly with respect to each fiscal year.

The Summary Financial Statements of the Province have been prepared in accordance with Canadian public sector accounting standards.

The Summary Financial Statements reflect the financial results of the Government Reporting Entity (GRE), which consists of various government components, Government Organizations (GOs), Government Business Enterprises (GBEs) and Government Business Partnerships (GBPs).

In order to be considered a part of the GRE for the Summary Financial Statements, an organization must be controlled by the Province. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss from the other organization’s activities.

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of GOs (Crown organizations) are not the same as that of the GRE and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs are entities whose principal activities are carrying on businesses, including Manitoba Hydro, Deposit Guarantee Corporation of Manitoba, Manitoba Public Insurance Corporation, and Manitoba Liquor and Lotteries Corporation.

GBEs maintain their accounts in accordance with IFRS. They derive the majority of their revenues from sources outside the GRE and are reported in the Summary Financial Statements using the modified equity method of consolidation. Under this method of accounting consolidation, the original investment of the Province in GBEs is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE. Inter-entity accounts and transactions are not eliminated. Table II shows the Supplementary financial information, which describes the financial position and results of operations of these enterprises.

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE.

The Consolidated Fund of the Province reflects, on a combined basis, the transactions and balances of the Core Government (which records the operations of government departments and programs), the Trust Fund (which records the trust administration function) and other special funds of the Province, such as the Fiscal Stabilization Account. The Fiscal Stabilization Account serves to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year and to improve long-term fiscal planning. This Account is also available for special initiatives. Transfers to and from the Fiscal Stabilization Account are directed by the Minister of Finance, subject to approval by the Lieutenant Governor in Council. At March 31, 2025, the Fiscal Stabilization Account had $585 million in liquid assets (2024 — $585 million).

The revenues and expenses of the Provincial Government are recorded in the Summary Financial Statements on an accrual basis with the following specific accounting policies:

a)

Government of Canada Receipts — Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

b)

Taxes — Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by Manitoba Finance using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the income tax system. Transfers made through the tax system are recognized as expenses.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as expenses.

c)	Other Revenue — All other revenues are recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

d)	Expenses — All expenses incurred for goods and services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations.

Government transfers are recognized as expenses in the period in which the transactions are authorized, any eligibility criteria are met, and the amounts involved can be reasonably estimated.

Externally restricted inflows are recognised as revenue in the period in which the expenses are incurred for the purposes specified. Externally restricted inflows before the expenses are incurred are reported as a liability.

The Summary Financial Statements do not include revenue and expenses of local government bodies such as municipalities, which carry out certain responsibilities delegated by the Province, except that provincial assistance provided to those entities is included in the accounts of the Province as an expense.

STATEMENT OF REVENUE AND EXPENSE

OF THE GOVERNMENT REPORTING ENTITY

	Year Ended March 31,
	2021 (Restated)[1]	2022 (Restated)[1]	2023 (Restated)[1]	2024 (Restated)[1]	2025 (Actual)

	(In millions of dollars)
Revenue
Income taxes	$4,199	$5,245	$5,794	$5,369	$5,558
Retail sales tax	2,208	2,387	2,597	2,703	2,824
Fuel taxes	299	323	323	238	92
Levy for health and education	370	385	415	431	440
Education property taxes	895	728	733	698	833
Other taxes	657	662	717	646	712
Fees and other revenue	2,291	2,479	2,512	2,690	3,628
Federal transfers	5,900	6,263	6,470	7,160	8,102
Net income from Government Business Enterprises	600	321	1,507	464	687
Recovery from Government Business Enterprises and Other Investment Earnings	1,183	1,151	1,190	1,393	1,465

Total Revenue	18,602	19,944	22,258	21,792	24,344

Expenses
Personnel services	8,759	9,041	9,215	9,865	10,581
Grants/Transfer Payments	2,385	1,476	2,701	2,376	2,047
Transportation	158	154	182	214	256
Communications	77	99	102	101	110

	Year Ended March 31,
	2021 (Restated)[1]	2022 (Restated)[1]	2023 (Restated)[1]	2024 (Restated)[1]	2025 (Actual)

	(In millions of dollars)
Supplies and Services	2,509	2,406	2,500	2,751	2,986
Social assistance related	1,631	1,982	1,722	1,868	1,937
Other operating	2,390	2,805	2,522	3,404	4,221
Minor capital	207	108	135	161	134
Amortization	783	819	842	866	905
Debt Servicing	1,827	1,804	1,963	2,157	2,316

Total Expenses	20,726	20,694	21,885	23,763	25,493

Net Income (Loss) for the year	$(2,124)	$(750)	$373	$(1,971)	$(1,149)

(1)

The 2021-2024 restatements primarily reflect reclassification of expense categories and have no impacts on the net results, except for 2023 in which the net income was restated from $270 million to $373 million. For 2023, see Note 2, “Adoption of New Accounting Standards and Changes to the Accumulated Deficit’’ in the Notes to the Summary Financial Statements for the Year Ended March 31, 2024, included in the Province of Manitoba Annual Report and Public Accounts for March 31, 2024, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 4, 2024.

Several Manitoba public sector collective agreements are currently up for renewal and the associated wages and retroactive wages payable are due to be paid in the current year (2025/26). The Province engages in negotiations with parties to different public sector collective agreements from time to time when up for renewal. The fiscal impact of any remaining unsettled wages in the current and future fiscal year remains uncertain. Estimates of the amounts payable for retroactive wages were included in the audited financial statements and Public Accounts as well as into Budget 2025. The actual wage settlements may differ from the estimates depending on the outcome of the negotiation and settlement processes underway and upcoming.

The Office of the Auditor General of Manitoba issued an unqualified audit opinion on Manitoba’s March 31, 2025 Summary Financial Statements.

For a complete description of the Auditor General’s comments with respect to the qualification of its Audit Opinion see “Tables of Supplementary Information – Table VI”.

Budget

The Provincial Government prepares a budget each fiscal year, which estimates revenue and expenses for Government operations on a summary financial basis.

In June 2017, the Province enacted The Fiscal Responsibility and Taxpayer Protection Act (the Fiscal Responsibility Act), which replaced previous balanced-budget legislation.

Under the Fiscal Responsibility Act, the Minister of Finance must table a budget for the government reporting entity every fiscal year, typically by April 30. At the same time, the Minister must table a fiscal responsibility strategy setting out the current and future financial objectives for the Government. Once the deficit has been eliminated, this strategy must also set out the Government’s debt reduction objectives.

The Fiscal Responsibility and Taxpayer Protection Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if this requirement is not met. Amendments to the Act received Royal Assent on May 20, 2021 that reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for fiscal year 2021. In subsequent years, the baseline amount is reduced by 1/8 of the 2020/21 deficit, or the amount that the prior year’s deficit was less than the baseline for that year. Therefore, for the fiscal year 2024/25, the baseline amount is $1,516-million, which is the same as fiscal year 2024.

Under The Fiscal Responsibility and Taxpayer Protection Act, the Government is required to maintain a balanced budget once the deficit is eliminated. The deficit or surplus amount is calculated on a summary basis. Certain amounts, prescribed in law, are excluded from the calculation, such as:

•	Manitoba Hydro’s net income or loss as well as the impact of natural disaster, war or other disaster,

•	a reduction in revenue resulting from a decision of another level of government or of a regulatory body that took effect after the budget for the fiscal year was tabled, and

•

a one-time expenditure or reduction in revenue of more than $25 million arising from a change in public accounting standards or if an organization or fund ceases to be included in the Summary Financial Statements.

Adjustments are also to be made for amounts transferred to or from the Fiscal Stabilization Account. As part of the public accounts for each fiscal year, the Minister of Finance must report on the deficit or surplus amount and compare actual results with the budget and the fiscal responsibility strategy.

The Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40% if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount. However, the repayment amounts will be prorated if the deficit is below the baseline amount by less than 1/8 of the 2020/21 deficit.

The portion of the amount withheld to be paid to Ministers is determined by the actual results for the year. If there is no deficit of if the deficit has been reduced by 1/8 of the 2020/21 or more from the prior year’s baseline, the full amount withheld is to be paid to them. If there is a contravening deficit, the ministerial salary for that year is reduced by the full amount withheld. If there is a deficit that does not exceed the legislated requirement, the ministerial salary is reduced proportionally.

A non-binding referendum must be held before the Government introduces any bill to increase the rate of tax under The Health and Post Secondary Education Tax Levy Act, The Income Tax Act or The Retail Sales Tax Act. The Fiscal Responsibility Act cannot be amended or repealed without being referred at the committee stage to a standing committee of the Legislative Assembly for public meetings to be held with not less than seven days’ notice.

Budget 2025 was introduced on March 20, 2025.

Budget 2025 forecasts a deficit of $794 million for fiscal year 2025/26. The budget includes a $200 million revenue contingency as a fiscal planning measure given the uncertain economic situation. The Budget also includes a $50 million in Emergency Appropriations for weather-related events such as flood or fire. On September 26, 2025, the Province released its First Quarter Fiscal and Economic Update report. The report provides a forecast to the fiscal year end as at June 30, 2025. The forecast for fiscal year 2025/26 is a net loss of $890 million, representing a $96 million net loss change from Budget 2025.

Borrowing requirements as tabled in Budget 2025 are forecast to be $5.9 billion. This amount includes $1.9 billion of prefunding for fiscal year 2026/27. Manitoba has and will continue to access domestic as well as international capital markets to complete this program.

BUDGETED FINANCING REQUIREMENT

(In thousands of dollars)

	Refinancing	New Borrowing	Estimated Repayments	Gross Requirements	Pre-Borrowed	Pre-Funding	Net Borrowing Requirements
					31-Mar-25	31-Mar-26
Government Business Enterprises
The Manitoba Hydro-Electric Board	1,165,000	265,000	—	1,430,000		—	1,430,000
Manitoba Liquor and Lotteries Corporation	—	—	—	—	—	—	—

Subtotal	1,165,000	265,000	—	1,430,000	—	—	1,430,000
Other Borrowings
General Purpose Borrowings	1,670,000	645,000	—	2,315,000	(1,860,000)	910,000	1,365,000
Capital Investment Assets	770,000	903,000	(419,000)	1,254,000	(881,000)	242,000	615,000
Health Facilities	200,000	726,000	(123,000)	803,000	—	242,000	615,000
Other Crowns and Organizations	60,000	1,021,000	(262,000)	819,000	(94,000)	70,000	795,000
Public School Divisions	—	160,000	(55,000)	105,000	(20,000)	75,000	160,000
Teacher’s Retirement Allowance Fund (TRAF)	—	—	—	—	—	500,000	500,000
Civil Service Superannuation Pension Fund	100,000	—	—	100,000	—	80,000	180,000

Subtotal	2,800,000	3,455,000	(859,000)	5,396,000	(2,855,000)	1,962,000	4,503,000

Total Borrowing Requirements	3,965,000	3,720,000	(859,000)	6,826,000	(2,855,000)	1,962,000	5,933,000

In the fiscal year 2025, the Province recorded a net loss of $1,149 million, which was $353 million worse than anticipated by the restated fiscal 2025 budget. The total summary revenue was $24,344 million, $1,007 million higher than the restated fiscal 2025 budget estimate of $23,337 million. Summary expenses were $25,493 million, an increase of $1,360 million from the restated fiscal 2025 budget estimate of $24,133 million. The following discussion of Summary Government Revenues and Expenses reflects budgeted and actual amounts used in the budgetary process of the Legislative Assembly, as reflected in the original budget tabled in March 2025.

Summary Government Revenue

Provincial Source Revenues. From Budget 2025, the Province expects to earn $16,126 million, or approximately 64.4% of the Province’s total summary revenue, from provincial sources in fiscal year 2025/26. This compares to $16,239 million, or approximately 66.7%, earned from provincial sources in the 2024/25 fiscal year.

Revenue estimates for Fiscal Year 2025/26, as revised in the First Quarter Fiscal Update 2025/26, shows a $33 million (0.1%) increase from the budget forecast of $25,056 million.

Taxation in Canada is constitutionally divided between the Federal and Provincial Governments. The Federal Government collects taxes partly for its own expenditures and partly for distribution to the Provinces. The Federal Government has authority to levy both direct and indirect taxes, while Provinces may levy direct taxes only. Local governments derive their taxing powers from the Provinces. Changes to Federal tax rates, particularly as to personal and corporate income tax, and related tax planning by taxpayers can impact the Province’s tax receipts from year to year.

Personal income taxes are levied by both the Federal and Provincial Governments. The Province has a personal income tax with three brackets and rates ranging up to 17.4% applied directly to taxable income, subject to certain tax credits. The personal income tax is collected on the Province’s behalf by the Federal Government. Personal income tax revenue for the fiscal year ending March 31, 2026 is budgeted at $4,962 million, up from $4,265 million received in fiscal 2024/25.

The Province levies a tax on the taxable income of corporations. The tax rate on taxable income of small businesses, with active business income of less than $500,000, is 0.0%. The general business tax rate is 12.0%. Corporate income tax revenue for the fiscal year ending March 31, 2026 is budgeted at $1,072 million, down from $1,293 million received in fiscal 2024/25.

The Province applies a tax at a general rate of 7% on retail sales of most tangible personal property and some services, with some exemptions. Retail sales tax revenue in the fiscal year ending March 31, 2026 is budgeted at $2,932 million, up from $2,824 million received in the 2024/25 fiscal year

The Province levies a tax of 12.5¢ per litre on clear gasoline and diesel. For the fiscal year ending March 31, 2026, the revenue from gasoline and motive fuel taxes is budgeted at $297 million, up from $92 million received in the 2024/25 fiscal year.

There is also a tobacco tax of 30.0¢ per cigarette and 45.5¢ per gram of fine-cut tobacco. Total tobacco tax revenue for the fiscal year ending March 31, 2026 is budgeted at $98 million, down from $111 million received in 2024/25 fiscal year.

A levy for financing health and post-secondary education is applied to total compensation paid to employees by Manitoba employers. Currently, employers with annual payrolls under $2.25 million are exempt. The tax rate on payrolls between $2.25 million and $4.5 million is 4.3% of the amount in excess of $2.25 million. The tax rate on payrolls greater than $4.5 million is 2.15% of the total payroll. Effective January 1, 2026, the exemption threshold will increase to $2.5 million and the reduced rate threshold will rise to $5 million. For the fiscal year ending March 31, 2026, the levy is budgeted at $462 million, up from $440 million earned in 2024/25 fiscal year.

Federal Government Transfers: Total transfer payments from the Government of Canada are expected to provide $8,835 million, or approximately 35% of the Province’s total summary revenue in the fiscal year ending March 31, 2026. This compares to $8,102 million, or approximately 33% received in the previous fiscal year.

For 2025/26, unconditional transfers from the Government of Canada, primarily grants under the federally-funded provincial fiscal Equalization program and per capita cash payments under the Canada Health Transfer (CHT) and Canada Social Transfer (CST), are forecasted to account for $7,302 million, or approximately 29% of total provincial summary revenue.

Manitoba received $1,256 million in federal cost-shared targeted program revenue in 2024/25. This was $74 million, or 6% more in federal cost-shared targeted program revenue than the Province received in 2023/24. Cost-shared and other transfers are forecast to be $1,533 million for the year ending March 31, 2026. This includes conditional funding for cost-shared social and economic development programs and accounts for the remainder of the federal Government transfers to Manitoba.

Equalization and the CHT and CST (the “major transfers”) are authorized by the Federal-Provincial Fiscal Arrangements Act (Canada) (Fiscal Arrangement Act).

Equalization is the Government of Canada’s transfer program for addressing differences in revenue-raising capacity among provinces. Formula-driven, the program calculates on a per capita basis how much revenue each Province could raise at typical levels of taxation. Any shortfall relative to the 10-province revenue-raising standard is paid out in Equalization payments. Entitlements are announced in advance of the fiscal payment year and are not subject to revision. The Province budgeted $4,689 million in Equalization revenue in the fiscal year ending March 31, 2026, up from $4,352 million received in the prior fiscal year

The Equalization Program grows in line with Canada’s economy as measured by a three-year moving average of national, nominal Gross Domestic Product (GDP) growth. If the GDP growth provision amount is higher (lower) than the aggregated formula-driven amount needed to raise all provinces with below average revenue-raising capacity to the 10-province standard, the difference between the two amounts is paid to (clawed-back from) Equalization receiving provinces on a per capita basis.

The CHT is the primary federal transfer to provinces and territories in support of health care. Total CHT funding nationally will be $54.7 billion in 2025/26. Allocated on an equal per capita basis, the CHT grows in line with a three-year moving average of national, nominal GDP growth, with funding guaranteed to increase by at least 3% per year. As part of the February 2023 health care agreement with the federal government, the national CHT funding envelope will grow by a minimum of 5% (rather than 3%) from 2023/24 to 2027/28, reverting to 3% at the end of the five-year period. Manitoba forecasts $1,982 million in total CHT revenue in 2025/26.

The CST is a Government of Canada block transfer to provinces and territories in support of post-secondary education, social assistance and social services, including early childhood development and childcare. It is allocated on an equal per capita basis and includes a 3% automatic annual escalator. Manitoba forecasts $631 million in CST revenue in 2025/26, up from $611 million received in the previous fiscal year.

The Fiscal Arrangements Act has a provincial revenue stabilization provision that provides for federal grants and interest-free loans if revenue from a Province’s own source revenues plus Equalization falls below 95% of the previous year’s level, excluding variations in natural resource revenue.

Summary Government Expenses

Health, Seniors and Long-Term Care. For the fiscal year ending March 31, 2026, expenditure for Health, Seniors and Long-Term Care was budgeted at $9,383 million, up from $9,049 million expensed in fiscal 2025 but an increase of 9.1% over the prior year’s budget. This is the largest single expense category and represents 36% of the Province’s total budgeted Expenditure Estimate. Health includes the Universal Health Benefits Plan, under which hospital and medical care is available to Manitoba residents without charge. Under this Plan, the Province pays all the operating costs, as well as the debt servicing costs, of approved capital construction for hospitals and personal care institutions. In the 2025/26 First Quarter Report, the expense for Health, Seniors and Long-Term Care is forecasted to be $9,383 million.

Education. Education expenditure for the fiscal year ending March 31, 2026 was budgeted at $6,171 million, up from $5,815 million expensed in fiscal 2025 and an increase of 6.3% over the prior year’s budget, representing 23.9% of Manitoba’s total budgeted Expenditure Estimate. The majority of this expense provides direct financial support to local school divisions for the approved cost of public schools in the Province, as well as the debt servicing costs of approved capital construction for schools. The additional funds required to operate the public schools, plus any special projects undertaken by the school divisions, are derived from a property tax on the residents of the divisions. The education expenditure also includes financial support for the four universities and the three community colleges in the Province. In the 2025/26 First Quarter Report, the expense for Education is forecasted to be $6,171 million.

Families. The Province’s social security program provides income security, financial assistance to the elderly, rehabilitation services for physically and mentally handicapped persons and child welfare services. This category represents 8.3% of the Province’s total budgeted Expenditure Estimate. For the fiscal year ending March 31, 2026, expenditure for Families was budgeted at $2,140 million, an increase of 1.8% over the prior year’s budget and a decrease from $2,847 million expensed in fiscal 2025. In the 2025/26 First Quarter Report, the expense for Families is forecasted to be $2,140 million.

Community, Transportation, and Economic Development. Expenditure on Community, Transportation, and Economic Development was budgeted at $2,644 million for the fiscal year ending March 31, 2026, an increase of 0.6% over the prior year’s budget and an increase from fiscal 2025 expensed amount of $2,474 million. This category represents 10.2% of Manitoba’s total budgeted Expenditure Estimate. The largest item in this category is Municipal & Northern Relations, amounting to $767 million and includes funding to support the delivery of municipal services and infrastructure renewals, and grants in lieu of taxes to municipalities.. Expenditure for Transportation and Infrastructure was budgeted at $592 million for the fiscal year ending March 31, 2026 In the 2025/26 First Quarter Report, the expense for Community, Transportation, and Economic Development is forecasted to be $2,644 million.

Justice and Other Expenditures. Expenditure for Justice and Other Expenditures were budgeted at $2,321 million, up from the expensed amount of $1,792 million in fiscal 2025. This category includes $596 million for Enabling Appropriations that may be allocated to other departments at the discretion of the government, $903 million for Justice, and $237 million for Public Service Delivery. This category represents 9.0% of the Province’s total budgeted Expenditure Estimate. In the 2025/26 First Quarter Report, the expense for Justice and Other Expenditures is forecasted to be $2,450 million.

Tax Credits. The Province also provides property and income tax credits that are expensed in department appropriations and cost-of-living tax credits to residents of Manitoba, including the Renters tax credit, Film and Video Production tax credit, and Interactive Digital Media tax credit. These credits were budgeted at $219 million for the fiscal year ending March 31, 2026.

Debt Servicing. The cost of servicing total direct public borrowings after deducting investment earnings and interest recovery on departments’ capital asset purchases was budgeted at $2,092 million for the fiscal year ending March 31, 2026, up from $2,024 million budgeted in fiscal 2025. For the fiscal year ending March 31, 2026, the gross interest expense for the Province’s direct funded borrowings is estimated to be $2,337 million, which is reduced by $36.5 million of interest income, $1,433.4 million on borrowings in respect of which interest is recovered from Crown organizations and other government entities (including Manitoba Hydro), and $1.7 million in interest recovery from other Provincial departments in respect of departments’ capital asset purchases.

CROWN ORGANIZATIONS AND GOVERNMENT BUSINESS ENTERPRISES (GBEs)

The Province provides certain services and promotes certain types of social and economic development through Crown organizations and GBEs (collectively, Crown organizations) which have access to financial assistance from the Province through advances, equity investments, guaranteed borrowings, loans and grants. Some Crown organizations, such as Manitoba Hydro, are intended to operate on a commercial basis, rather than be subsidized by the Province. The Province also operates other Crown organizations, such as The Manitoba Agricultural Services Corporation and The Manitoba Housing and Renewal Corporation, on a partially subsidized basis, with funds provided from departmental appropriations. With the exception of the Manitoba Liquor & Lotteries Corporation, the profits of which are transferred to the Province, Crown organizations generally retain their profits for their own requirements. Loans, advances, investments and grants are made as required for the operations of the organizations pursuant to appropriations in the Provincial Budget or through specific enactments by the Legislative Assembly.

A valuation allowance is provided in the accounts of the Province for decreases in the values of loans and advances made to Crown organizations, and is adjusted annually for changes that occur in the estimated realizable value of these assets, based on financial results applicable to the most recent fiscal year completed prior to April 1. This allowance is intended to provide for any accumulated operating and capital deficits of Crown organizations. The valuation allowance as at March 31, 2025, was $355.9 million in respect of the Province’s total loans and advances to its Crown organizations at such date, in the amount of $29.4 billion outstanding.

The following table summarizes the loans and advances of the Province’s principal Crown organizations for the years 2021 through 2025 and the allowance for losses on realizations of assets as at March 31, 2025:

LOANS AND ADVANCES TO

CROWN ORGANIZATIONS AND GOVERNMENT BUSINESS ENTERPRISES(1)

	As at March 31,
	2021	2022	2023	2024	2025	2025 Valuation Allowance

	(In thousands of dollars)
The Manitoba Hydro-Electric Board (2)	$23,936,073	$24,587,143	$24,421,548	$24,472,362	$24,883,090	—
The Manitoba Housing and Renewal Corporation	905,645	869,882	854,640	841,747	846,732	183,699
Public School Divisions	707,468	728,385	942,111	1,077,744	1,222,652	—
University of Manitoba	534,246	540,521	543,396	499,764	562,796	136,809
The Manitoba Agricultural Services Corporation	925,459	827,797	833,934	833,834	856,396	15,496
Manitoba Liquor & Lotteries Corporation	356,861	324,228	320,026	309,040	293,444	—
University of Winnipeg	126,911	125,369	123,741	122,252	120,196	—
Manitoba Development Corporation	47,886	32,584	76,774	70,889	77,228	13,072
Other (3)	404,537	411,013	412,607	445,229	488,273	6,832

Total	$27,945,086	$28,446,920	$28,528,777	$28,672,861	$29,350,807	$355,908

(1)

Crown organizations also have debt not guaranteed by the Province, which consists of $19.1 million held by Canada Mortgage and Housing Corporation, an agency of the Federal Government, $49.1 million held by various First Nations Bands and $0.04 million of assumed mortgages on existing properties.

(2)	Provincial advances have been adjusted by the foreign currency fluctuation on the direct borrowings of the Province for which Manitoba Hydro is responsible.
(3)	Includes other GBEs such as Sport Manitoba and Communities Economic Development Fund.

Manitoba Hydro’s objective is to provide for a supply of electrical power adequate for the needs of Manitoba, and promotes economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba. See “The Manitoba Hydro-Electric Board.” Pursuant to legislation enacted in 2001, the Government may not privatize Manitoba Hydro unless approved by the voters of Manitoba in a referendum.

The Manitoba Housing and Renewal Corporation (MHRC) undertakes the construction of housing projects and administers various Provincially subsidized housing programs, including rental subsidies for low income families, housing grants for elderly persons and housing improvement programs. At March 31, 2025, MHRC had total assets of $1,003.3 million, represented by $96.0 million of projects under construction, $627.0 million of buildings and improvements, owned land held for development and/or sale having a book value of $3.0 million, loans and mortgages receivable of $37.0 million and other assets of $250.3 million.

The Manitoba Agricultural Services Corporation (MASC) provides credit for farmers principally through direct loans for capital purposes secured by first mortgages held by MASC and through guarantees of loans by Canadian chartered banks. MASC also provides crop insurance to farmers. At March 31, 2025, MASC had total assets of $1,866.0 million, of which $817.0 million represented receivables secured by first mortgages on farm land and buildings. For the fiscal year ended March 35, 2025 MASC’s operating income was $6.7 million, after contributions to its insurance trust funds of $37.6 million and Provincial operating grants of $97.2 million. As at March 31, 2025, the accumulated surplus of MASC was $106.9 million.

PUBLIC DEBT

Borrowing Record

The Province has always paid the full face amount of the principal of and premium and interest (if any) on (a) every direct obligation issued by it and (b) every indirect obligation on which it has been required to implement its guarantee, in each case promptly when due, in the currency in which, and country where, payable at the time of payment thereof, subject during wartime to any applicable laws or regulations forbidding trading with the enemy.

Direct Funded Borrowings of the Province

The Province borrows to fund its net cash requirement. The following table summarizes the direct funded borrowings of the Province by currency exposure as at March 31 for the years 2021 through 2025

DIRECT FUNDED BORROWINGS (1)

	As at March 31,
	2021	2022	2023	2024	2025

	(In thousands of dollars)
Direct Funded Debt Payable in:
Canadian Dollars (2)	$41,564,604	$43,005,044	$45,454,428	$47,118,146	$50,391,432
Issues hedged to Canadian Dollars	11,962,422	12,705,300	10,242,665	11,407,566	11,481,626
U.S. Dollars	377,250	499,840	541,320	542,000	575,040
Issues hedged to U.S. Dollars	628,750	187,440	1,569,091	1,297,149	899,083

Total Direct Funded Borrowings	54,533,026	56,397,624	57,807,504	60,364,861	63,347,181

Less: Sinking Funds	(1,109,977)	(1,110,444)	(1,123,404)	(1,134,434)	(1,144,567)

Net Direct Funded Borrowings	$53,423,049	$55,287,180	$56,684,100	$59,230,427	$62,202,614

Raised for the purpose of:
General Government Programs (3)	$23,570,926	$24,532,896	$25,800,279	$27,565,377	$29,605,204
The Manitoba Hydro-Electric Board	23,936,072	24,587,142	24,421,548	24,472,361	24,883,089
Other Self-Sustaining	5,916,051	6,167,142	6,462,273	7,192,689	7,714,322

Net Direct Funded Borrowings	$53,423,049	$55,287,180	$56,684,100	$59,230,427	$62,202,614

(1)

Debentures payable in U.S. dollars and other foreign currencies are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year, adjusted for any foreign currency contracts entered into for settlement after those dates. All U.S. dollar borrowing has either been hedged to Canadian dollars or is the responsibility of Manitoba Hydro, which has significant U.S. dollar revenues.

(2)

Direct funded borrowings payable in Canadian dollars include debentures held by the Canada Pension Plan Investment Fund. Such securities are not negotiable, transferable or assignable, but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. At March 31, 2025, the total amount of such securities was $477 million (2024—$477 million).

(3)

Borrowings for general government programs, including capital assets and pension funding, consist of the total direct funded borrowings of the Province, less borrowings issued for self-sustaining purposes.

For additional information as to the direct funded borrowings of the Province, see “Tables of Supplementary Information — Table III.” Subsequent to March 31, 2025, the Province issued funded borrowings of $2,300 million in Canadian dollars, and 190 million in Euros fully swapped to Canadian dollars which was issued to finance maturing issues and to provide funding for Manitoba Hydro, general purpose, capital, and for self-sustaining programs.

Guaranteed Borrowings of the Province

The following table summarizes the guaranteed borrowings of the Province by currency and purpose of issue as at March 31 for the years 2021 through 2025.

GUARANTEED BORROWINGS

	As at March 31,
	2021	2022	2023	2024	2025

	(In thousands of dollars)
Net Guaranteed Borrowings:
Payable in Canadian Dollars	$107,674	$136,023	$139,504	$428,907	$564,176

Issued by:
Manitoba Hydro	$61,121	$111,097	$111,095	$403,000	$539,089
Other (1)	46,553	24,926	28,409	25,907	25,087

Net Guaranteed Borrowings	$107,674	$136,023	$139,504	$428,907	$564,176

(1)	Includes promissory notes, loans, mortgages, and bank lines of credits held with various financial institutions.

For additional information as to guaranteed borrowings, see “Tables of Supplementary Information — Table IV.”

Maturity Schedule

The following table sets forth the maturity schedule by currency of the direct funded and guaranteed borrowings of the Province as at March 31, 2025:

MATURITY SCHEDULE

DIRECT AND GUARANTEED BORROWINGS (1)

Years Ending March 31,	Canadian Dollars (2)	U.S. Dollars (3)	Gross Maturities	Estimated Sinking Funds Withdrawal	Net Maturities

	(In millions of dollars)
Short-Term Borrowings (4)	$3,000	$—	$3,000	$—	$3,000
2026 (4)	3,465	546	4,011	104	3,908
2027	2,662	353	3,015	72	2,943
2028	1,799	0	1,799	18	1,780
2029	3,624	575	4,199	28	4,172
2030	2,589	0	2,589	68	2,521

	17,079	1,474	18,553	289	18,264

2031-2035	14,184	—	14,184	345	13,839
2036-2045	10,242	—	10,242	217	10,024
2046-2075	20,180	—	20,180	293	19,888
2076-2124	650	—	650	—	650
Letter of Credit (until 2049)	78		78		78

	$62,413	$1,474	$63,887	$1,144	$62,743

(1)

The table includes Manitoba Hydro Guarantees of $539.1 million, but does not include Other Guarantees of the Province totaling $25.1 million as at March 31, 2025, consisting of promissory notes, loans, mortgages, and bank lines of credits held with various financial institutions.

(2)	Borrowings payable in Canadian dollars include borrowings swapped from other currencies.
(3)	Borrowings payable in U.S. dollars (U.S. $1,474 million) are stated at the Canadian dollar equivalent as at March 31, 2025.
(4)

Short-Term Borrowings represent 90-day Treasury Bills and Promissory Notes outstanding. Short-Term Borrowings, together with the 2026 maturities, represent the total direct and guaranteed borrowings with a residual maturity of less than one year.

Sinking Funds

The Minister of Finance may provide for the creation and management of sinking funds for the orderly retirement of borrowings and may authorize, by directive, the amounts, if any, to be allocated to the Province’s sinking fund. The amount allocated to the sinking fund by the Province for the fiscal year ended March 31, 2025, was nil. Currently, the Province’s sinking fund is invested principally in securities issued or guaranteed by the Government of Canada or the Canadian Provinces.

Manitoba Hydro is no longer required by statute to provide, prior to its fiscal year end in each year, amounts for sinking funds.

Unfunded Debt

The unfunded debt of the Province as at March 31, 2025 amounted to $5,946.2 million, including $2,203.6 million of accounts payable, $249.1 million of accrued interest and $3,673.5 million of other accrued charges. This unfunded debt was offset by current assets of the Province in the amount of $6,690.9 million, represented by $752.6 million of March 2025 tax revenue receivables, $1,690.7 million of other receivables, $53.5 million of interest receivable, $465.5 million of accounts receivable from the Federal and other governments and $4,474.1 million in cash and equivalents, less a valuation allowance of $745.6 million.

Consolidated Funded Borrowings of the Manitoba Public Sector

The Province supervises all financial activities of the Manitoba public sector. Certain public sector entities issue debt in their own names which is not guaranteed by the Province. Accordingly, not all funding within the public sector is reflected in the Province’s financial statements. The following table sets forth the consolidated funded borrowings of the Manitoba public sector as at March 31 for each of the years 2021 through 2025.

CONSOLIDATED FUNDED BORROWINGS OF THE MANITOBA PUBLIC SECTOR

	As at March 31,
	2021	2022	2023	2024	2025

	(In millions of dollars)
Issued for the purpose of:
General Government Programs	$24,681	$25,643	$26,924	$28,700	$30,750
Less Sinking Funds	(1,110)	(1,110)	(1,123)	(1,134)	(1,145)

Net General Government Programs	23,571	24,533	25,800	27,565	29,605

Manitoba Hydro	24,058	24,756	24,591	24,934	25,471
Less Sinking Funds	—	—	—	—	(102)

Net Manitoba Hydro	24,058	24,756	24,591	24,934	25,369

Other Crown Organizations, Public Sector Entities and Loans Payable	8,196	8,405	8,749	9,426	10,085
Less Sinking Funds	(118)	(132)	(152)	(173)	(196)

Net Other Crown Organizations, Public Sector Entities and Loans Payable	8,078	8,273	8,597	9,253	9,890

Net Public Sector Debt	$55,707	$57,562	$58,988	$61,753	$64,864

Consisting of:
Direct Debt of the Province (1)	$51,197	$52,952	$54,055	$56,532	$58,072
Guaranteed Debt of the Province (1)	61	111	111	403	539
Non-Guaranteed Debt of Crown Organizations, Other Public Sector Entities and Loans Payable	5,677	5,741	6,098	6,125	7,695

Total Public Sector Debt	56,935	58,804	60,264	63,060	66,306
Less: Accumulated Sinking Funds	(1,228)	(1,242)	(1,276)	(1,307)	(1,442)

Net Public Sector Debt	$55,707	$57,562	$58,988	$61,753	$64,864

(1)

U.S. and other foreign currency borrowings included in the direct debt of the Province and the guaranteed debt of the Province are stated at the Canadian dollar equivalent using the exchange rates in effect on March  31 each year.

Selected Borrowings Information

The following table sets forth certain information as to the funded borrowings of the Manitoba Public Sector and of the Province, as well as borrowings issued for General Government programs, including capital assets and pension funding (all net of accumulated sinking funds) as at March 31 for the years 2021 through 2025, including per capita data based upon population at July 1 of the preceding calendar year.

PUBLIC SECTOR BORROWINGS INFORMATION

	As at March 31,
	2021	2022	2023	2024	2025

	(In millions of dollars, unless in per capita)
Total Net Consolidated Funded Borrowings of the Manitoba Public Sector	$55,707	$57,562	$58,988	$61,753	$64,864
Per Capita	40,367	41,352	41,747	42,500	43,463
As a Percent of Primary Household Income	117.2%	113.1%	108.2%	106.9%	106.0%
As a Percent of Nominal Gross Domestic Product	76.4%	72.6%	67.1%	67.2%	68.2%
Total Net Direct Funded Borrowings of the Province	$53,423	$55,287	$56,684	$59,230	$62,203
Per Capita	38,712	39,718	40,116	40,764	41,680
As a Percent of Primary Household Income	112.4%	108.6%	104.0%	102.5%	101.7%
As a Percent of Nominal Gross Domestic Product	73.2%	69.7%	64.5%	64.5%	65.4%
Net Borrowings Issued for General Government Programs	$23,571	$24,533	$25,800	$27,565	$29,605
Per Capita	17,080	17,624	18,259	18,971	19,837
As a Percent of Primary Household Income	49.6%	48.2%	47.3%	47.7%	48.4%
As a Percent of Nominal Gross Domestic Product	32.3%	30.9%	29.4%	30.0%	31.2%

Starting in 2007, the Province has borrowed to fund a portion of its unfunded pension liabilities. These borrowings increase total net funded borrowings. As the proceeds are invested in pension assets, they do not increase Summary Net Debt of the Province.

SUMMARY NET DEBT

	As of March 31,
	2021 (Restated)	2022 (Restated)	2023 (Restated)	2024 (Restated)	2025 (Actual)

	(In millions of dollars, unless otherwise indicated)
Total Financial Assets (1)	$37,533	$38,703	$42,139	$43,590	$44,628

Liabilities:
Taxpayer-supported debt	31,339	32,398	33,098	36,214	38,355
Borrowings on behalf of Manitoba Hydro-Electric Board	23,936	24,587	24,421	24,398	24,925
Accounts payable, accrued charges, provisions and unearned revenue	6,543	6,603	7,518	8,410	9,295
Derivative financial instruments	—	—	2,874	2,479	2,678
Asset retirement obligations	760	884	811	806	891
Pension liability	3,321	3,487	3,597	3,599	3,745

Total Liabilities	65,899	67,959	72,319	75,906	79,889

Summary Net Debt	$28,366	$29,256	$30,180	$32,316	$35,261

Summary Net Debt as a Percentage of Nominal Gross Domestic Product	38.9%	36.9%	34.3%	35.2%	36.9%

(1)	Includes cash, amounts receivable, due from Manitoba Hydro-Electric Board, loans and advances, portfolio investments, equity in government business enterprises and other financial assets

Pension Liability

The Province participates in various pension plans. The two primary plans in which the Province directly participates are the Civil Service Superannuation Fund (CSSF) and the Teachers’ Retirement Allowances Fund (TRAF). In accordance with the Acts that provide for these plans, the Province is responsible for 50% of pension benefits earned by employees. These plans are joint trusteed plans. The Province’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets, which are set aside by the Province in irrevocable trusts.

Other pension plans in which the Province participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Province is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Province also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Province is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Province does not sponsor this plan, the accrued benefit liability of this Plan is not recognized in the Summary Financial Statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Province expensed contributions to this Plan of $241 million (2024 — $231 million). At December 31, 2024, this Plan had an excess of net assets available for benefits over pension obligations of $2,423 million (December 31, 2023 — $1,254 million).

As at March 31, 2025, the Province’s total gross pension obligation for all these Plans (except health) was $11,463 million (2024 — $11,076 million) or $3,745 million net of plan assets (2024 — $3,599 million). The components of this obligation are set forth below.

An actuarial valuation and report of the Province’s liability to the CSSF was completed as at December 31, 2023. The report also provided a formula to update this liability on an annual basis. In accordance with this formula, the Province’s actuarial liability to the CSSF has been calculated at $3,557 million on an indexed basis as at March 31, 2025 (2024 — $3,478 million) or at $1,166 million net of plan assets as at March 31, 2025 (2024 — $1,148 million).

An actuarial report for TRAF was completed as of January 1, 2024 and provides a formula to update the Province’s pension liability, resulting in a pension liability of $5,129 million on an indexed basis at March 31, 2025 (2024 — $4,958 million) or $2,379 million net of plan assets at March 31, 2025 (2024 — $2,283 million).

An actuarial valuation and report of the Province’s liability to the other pension plans was calculated at $2,777 million on an indexed basis at March 31, 2025 (2024 — $2,640 million) or at $200 million net of plan assets at March 31, 2025 (2024 — $168 million).

The following table summarizes the estimated actuarial pension liability for the Province and Crown organizations excluding GBEs such as Manitoba Hydro. The balances are net of the Pension Assets Fund (described below).

	As at March 31,
	2024	2025

	(In millions of dollars)
Civil Service Superannuation Fund	$1,148	$1,166
Teachers’ Retirement Allowances Fund	2,283	2,379
Other Pension Plans	168	200

Pension Liability (1)	$3,599	$3,745

(1)	Includes unamortized actuarial gains and losses.

Pension fund assets are held in the Pensions Assets Fund, which includes separately invested trust accounts for CSSF and TRAF.

The Province has from time to time set aside funds to address the Province’s unfunded pension liability. The Province transferred a total of $2.8 billion from the Operating Fund to CSSF and TRAF during the fiscal years from 2008 to 2025 to reduce its unfunded pension liability level.

Manitoba Hydro employees are eligible for pensions under The Civil Service Superannuation Act, which requires Manitoba Hydro to contribute 50% of the pension disbursements made to retired employees. As at March 31, 2025, Manitoba Hydro and its subsidiaries had a net pension liability of $521 million (2024 — $472 million), which consisted of an accrued benefit obligation of $1,896 million (2024 — $1,756 million) and pension assets of $1,375 million (2024 — $1,284 million) net of asset ceiling remeasurements of $26 million (2024 — $29 million). These amounts are not reflected in the above totals in respect of the Province’s pension liability.

THE MANITOBA HYDRO-ELECTRIC BOARD

The Manitoba Hydro-Electric Board (Manitoba Hydro) was established in 1949 by an Act of the Legislature of the Province as an agent of the Crown in right of the Province to provide for a supply of electrical power adequate for the needs of Manitoba, and to promote economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba.

In 1997, amendments were made to The Manitoba Hydro Act to allow wholesale competition and transmission access in the Manitoba electrical market and to allow Manitoba Hydro to offer new products and services, create subsidiaries and enter into joint ventures and business alliances. The amendments also provided Manitoba Hydro with explicit authority to build new generation for export.

On September 20, 2024, the Province of Manitoba released the Affordable Energy Plan. The Plan leverages Manitoba’s existing strengths and aligns the mandates of the energy utilities to build the next generation of energy that will power homes and businesses and keep life affordable for Manitobans. The plan provides clear direction to Manitoba Hydro, Efficiency Manitoba, the Public Utilities Board, and the public service to build the reliable, secure and affordable energy needed for the future. Manitoba Hydro is embarking on its 2025 Integrated Resource Planning (IRP) process, and will be developing plans in alignment with government policy including a development plan to ensure Manitoba’s energy system will meet the needs of customers well into the future.

Manitoba Hydro currently provides electricity to approximately 632,117 customers and natural gas service to approximately 300,789 customers within the Province. In addition, Manitoba Hydro currently has approximately 26 active counterparties for electricity exports in the U.S., Ontario and Saskatchewan.

As at March 31, 2025, Manitoba Hydro’s total generating capability was 6,074 megawatts. Of this generating capability, hydro-electric stations represented 95.9%, thermal-electric stations represented 3.9% and diesel-electric stations represented 0.2%. The diesel electric stations serve four isolated communities in northern Manitoba that are too remote to be served from the integrated system. As of August 1, 2018, the use of the coal thermal-electric station has been discontinued

For the fiscal year ended March 31, 2025, 90.0% of the total energy supply of 34.4 billion kilowatt-hours was provided by self-renewing hydro-electric generation. The portion of total supply provided by imports was 7.2%, wind purchases was 2.7%, and thermal generation was 0.1%.

Operations

Net loss from consolidated operations for the fiscal year ended March 31, 2025 was $63 million, compared to net loss of $157 million in the previous fiscal year. Low water conditions continued to have a material impact on financial results in fiscal 2025. The improvement in net loss from the previous fiscal year was primarily a result of a lower fuel and power purchases and increased domestic electric and natural gas revenues, which was partially offset by higher operating and administrative and finance expenses. Manitoba Hydro’s debt/equity ratio was 86:14 at March 31, 2025.

Electricity

As at March 31, 2025, Manitoba Hydro owned and operated 16 hydro-electric generating stations having a total installed electric generating capability of 5,827 megawatts, including six stations with a total capability of 4,579 megawatts located on the Nelson River. Manitoba Hydro also owned and operated one thermal-electric generating station having a total installed capability of 235 megawatts and four isolated diesel sites having an installed capacity of 12 megawatts.

As at March 31, 2025, the high voltage transmission facilities of Manitoba Hydro consisted of approximately 14,356 circuit kilometers.

For purposes of exporting surplus energy, Manitoba Hydro maintains interconnections with power facilities in the Provinces of Saskatchewan and Ontario, and in the States of North Dakota and Minnesota. Manitoba Hydro’s interconnections with Ontario have a firm export transfer capability of 125,000 kilowatts and a firm import transfer capability of 25,000 kilowatts. The interconnections with Saskatchewan have a firm export transfer capability of 400,000 kilowatts and a firm import transfer capability of 145,000 kilowatts. The interconnections with the United States have a firm export transfer capability of 3,058,000 kilowatts and a firm import transfer capability of 1,475,000 kilowatts. Additional non-firm import and export transfer capability may be available from time to time on all three interfaces depending on the operating conditions.

During the fiscal year ended March 31, 2025, Manitoba Hydro sold a total of 31 billion kilowatt-hours of electricity, representing an increase of 0.6% from the fiscal year ended March 31, 2024. Manitoba sales volumes increased due to customer growth, increased usage, and weather impacts resulting from colder weather compared to the prior year. Extraprovincial sales volumes decreased by 4.9% due to the continued low water conditions and the decision to conserve water to maintain reliable operations throughout the year.

Natural Gas

Manitoba Hydro’s subsidiary, Centra Gas, provides natural gas distribution and related energy services to approximately 300,789 customers that are located in over 135 communities throughout southern Manitoba. Centra Gas owns a network of transmission (1,935 kilometers) and distribution (9,361 kilometers) mains to meet the natural gas requirements of its customers.

For the year ended March 31, 2025, Centra Gas had total gas deliveries of 73.8 billion cubic feet, an increase of 3.1% from the prior year due to a colder winter and customer growth compared to the prior fiscal year.

Rate Matters

Manitoba Hydro’s rates for electricity sales within the Province are set on an embedded cost of service basis. Manitoba Hydro’s long-term financial plans, including any future rate change requirements are informed by its strategic direction which is focused on meeting its core mandate to provide safe, reliable and affordable energy while meeting the future energy needs of Manitobans. The average electricity rate increased one per cent effective April 1, 2024 in accordance with the approvals granted by the Public Utilities Board (PUB) on August 24, 2023. On March 28, 2025, Manitoba Hydro filed a General Rate Application with the Public Utilities Board of Manitoba (PUB), seeking rate approvals for the fiscal years 2026-2028. The filing included a request for a 3.5 % increase on each of January 1, 2026, 2027 and 2028. The request is being reviewed as part of a public process which is set to conclude in December of 2025.

On September 16, 2025, the PUB approved a general revenue increase for Manitoba Hydro’s natural gas subsidiary, Centra Gas Manitoba Inc. (Centra) of 4.5% per cent effective November 1, 2025 and a further 4.0% increase that will become effective November 1, 2026. The PUB also approved as final the 4.5% general revenue increase that was approved on an interim basis and implemented November 1, 2024. These PUB approved rate increases are a result of Centra’s 2024/25 General Rate Application and serve to adjust the rates that recover non-commodity costs. Commodity costs are adjusted four times per year as part of Centra’s quarterly rate applications to the PUB.

Statistical Information

The following table sets forth certain statistical information for the last five years.

	Year Ended March 31
	2021		2022		2023		2024		2025
Electricity
Installed Generating Capacity (in Megawatts)	5,608		5,860		6,054		6,121		6,074
Manitoba Firm Peak Demand (in Megawatts)	4,888		4,785		4,761		4,573		5,111
Energy Supply (in millions of kilowatt-hours)
Generated	35,205		26,645		39,551		29,815		31,008
Purchased (scheduled energy)	1,447		5,126		1,320		4,347		3,426

Total	36,652		31,771		40,871		34,162		34,434

Electric Energy Sales (in millions of kilowatt-hours)
Manitoba	21,701		22,573		22,667		21,996		22,600
Extraprovincial (scheduled energy deliveries)	10,908		6,206		13,326		8,382		7,970

Total	32,609		28,779		35,993		30,378		30,570

Revenue from Sale of Power (in thousands of dollars)
Manitoba	$1,714,451		$1,833,566		$1,902,812		$1,846,787		$1,920,275
Extraprovincial	610,940		584,756		1,131,012		871,799		860,882

Total	$2,325,391		$2,418,322		$3,033,824		$2,718,586		$2,781,157

Number of Customers	600,991		608,554		616,289		624,062		632,117
Average Revenue per kilowatt-hour
Manitoba	7.9	¢	8.12	¢	8.39	¢	8.40	¢	8.50	¢
Extraprovincial	5.6	¢	9.42	¢	8.49	¢	10.40	¢	10.80	¢
Average Cost per kilowatt-hour of Electric Energy Sold (excluding finance expense)	4.4	¢	5.85	¢	4.13	¢	7.21	¢	6.43	¢
Natural Gas
Gas Deliveries (in billions of cubic feet)	72.7	¢	74.5	¢	78.54	¢	71.63	¢	73.81	¢

Number of Customers	290,502		293,256		296,138		298,639		300,789
Revenue from Sale of Natural Gas (in thousands of dollars)
Residential	$165,346		$202,333		$230,378		$162,509		$149,126
Commercial/Industrial	163,573		221,063		273,472		175,000		146,264
Transportation	5,285		55,337		5,122		5,915		5,053
Federal Carbon Charge	82,119		113,836		146,698		163,290		208,911
Other	2,628		3,240		3,630		4,064		2,930

Total	$418,951		$545,809		$659,301		$510,778		$512,284

For information with respect to the operating financial results, balance sheet, statement of cash flows, comprehensive income of Manitoba Hydro and statement of changes in equity, see “Tables of Supplementary Information — Table V.”

Construction Program

Manitoba Hydro’s capital program includes expenditures for Major Capital (referred to previously as Major New Generation and Transmission), which provides increased capacity, energy or reliability, as well as capital expenditures for generation, transmission and distribution infrastructure to meet electricity and natural gas service replacements and expansions throughout the Province.

The following table summarizes Manitoba Hydro’s capital expenditures for improvements and expansion of its facilities and infrastructure, as well as expenditures related to demand side management programs during the four-year period ended March 31, 2025 and the estimated capital expenditures and demand side management programs during the five-year period ending March 31, 2030.

CAPITAL EXPENDITURES and DEMAND SIDE MANAGEMENT

	Year Ending March 31, (in thousands of dollars)
						Estimated
	2022	2023	2024	2025		2026	2027	2028-2030
Electricity
Major Capital*	$304,239	$99,018	$39,846	$(49,188	)(1)	$44,155	$376,745	$3,509,175
Generation Additions & Upgrades	119,343	100,860	177,527	231,714		227,239	244,998	570,232
Transmission & Stations	126,707	151,834	145,204	125,900		234,718	189,949	546,276
Distribution & Other	257,968	278,574	290,362	287,513		314,655	356,487	1,093,441
Natural Gas
Distribution & Other	44,962	45,726	49,846	47,438		60,381	60,406	211,180
Demand Side Management	44,091	42,890	62,834	51,851		80,659	99,251	282,894

Total	$897,310	$719,082	$765,619	$695,228		$961,897	$1,327,836	$6,213,198

*Previously	named Major New Generation & Transmission
(1)	Major Capital expenditures in 2025 were offset by the results of a one-time final settlement in September 2024 in connection with an ongoing contract arbitration.

Major Capital expenditures for the five-year period to March 31, 2030 are projected to be approximately $4.0 billion, for the HVDC Reliability Program, Proxy Dispatchable Capacity Resources and Keeyask Project.

The High Voltage Direct Current (HVDC) system forms the backbone of Manitoba Hydro’s Bulk Power transmission. The system is composed of three high voltage Bipole transmission lines connected to five converter stations. Bipole 1 and Bipole 2 were originally commissioned in the 1970s and 1980s and, while Bipole 1 underwent valve replacement in the early 1990s and 2000s, there have been no major valve replacements for Bipole 2.

The objective of the HVDC Reliability Program is to support the continued operation and reliability of Manitoba’s aging HVDC system. While the Program is still undergoing scope development, the scope will include, at a minimum, the replacement of the HVDC converter equipment including valves, controls and protection systems within the Bipole I and Bipole II converter stations. As the project is in the early stages of planning and design there are still significant scope decisions to be made that could impact the project cost estimate. There is also uncertainty based on scope, timing, market conditions, the very specialized nature of the equipment and associated long lead times, as well as other potential work required to keep the existing system operational before the modernization work is complete.

Proxy Dispatchable Capacity Resources were used in the capital plan to balance supply and demand, with the first in service date being for 2030/31. The planning, scoping and engineering for dispatchable capacity resources is in its early stages. The current forecasted costs represent a preliminary estimate. Due to the conceptual nature of the preliminary estimate, it is likely to change as project scope is developed further.

The Keeyask Project includes the construction of a 695-megawatt Keeyask Generating Station on the Nelson River located approximately 175 km northeast of Thompson. This project is a partnership between Manitoba Hydro and the Keeyask Cree Nations (KCN), which includes the Tataskweyak Cree Nation, War Lake First Nation, Fox Lake Cree Nation and York Factory First Nation. The Joint Keeyask Development Agreement (JKDA), signed in 2009, formalized the Keeyask Hydropower Limited Partnership (KHLP), providing the KCN with a right to own up to 25 percent of the partnership. All seven generating units were brought online between August 2021 and March 2022, and are delivering clean, renewable energy to Manitoba Hydro customers. In 2023-24, Manitoba Hydro and the KCN executed a restated and amended JKDA. Following the updates to the amended agreement, the KCN elected to convert their common units to preferred units at final closing on July 31, 2023. The KCN now receives a preferred distribution, as defined in the amended JKDA, on an annual basis. Manitoba Hydro’s common equity ownership of the KHLP increased from 82.5% to 100% at final closing.

While all seven generating units are in-service, work remains to complete the project. This includes addressing minor construction deficiencies, completing the camp decommissioning and remediation efforts around the project site.

Manitoba Hydro projects final costs for the Keeyask project to come in below the control budget of $8.2 billion.

Sustaining capital expenditures, excluding Major Projects, total approximately $4.1 billion over the five-year forecast period to 2029/30. Manitoba Hydro is investing in the replacement and refurbishment of existing assets to address the degradation and obsolescence of assets installed several decades ago, distribution assets to address increasing load requirements, as well as transmission capacity enhancements to address higher than average load growth and system expansion in certain rural and urban regions of the Province. Manitoba Hydro targets to have internally generated funds fund the majority of these sustaining capital expenditures.

Efficiency Manitoba, a separate crown corporation, is responsible for the planning, design and implementation of demand side management (DSM) programming for both electricity and natural gas. The electricity and natural gas DSM activities of Efficiency Manitoba are funded by Manitoba Hydro.

Summary of Historical Major Capital

Associated with the Keeyask generating station, the Manitoba-Minnesota Transmission Project (MMTP) is a 213 km 500 kV AC transmission line interconnected with the Great Northern Transmission Line (GNTL) at the Canada-US border. The MMTP project received approval from federal and provincial regulatory authorities and construction commenced in August 2019 and was completed on schedule and placed in-service on June 1, 2020. The GNTL connects with the MMTP at the Canada–US border near Roseau, Minnesota and runs approximately 360 kilometers south east to the new Iron Range 500-230 kV substation near Grand Rapids, Minnesota. The total cost of the MMTP came in below the $490 million control budget.

The Birtle Transmission Line project was developed as a requirement of the 100 MW System Power Sale to SaskPower. The Birtle Transmission Line is a 46 km, 230 kV line which connects the Manitoba grid at Birtle, Manitoba to the Saskatchewan grid at the border. Manitoba Hydro received the Environment Act License for the project in January 2020. Transmission line construction commenced in July 2020 and the project went into service in March of 2021. The project came in below the control budget of $69 million.

The following table summarizes the location and net winter capability of Manitoba Hydro’s integrated system existing and potential generating stations as at March 31, 2025.

MANITOBA HYDRO INTEGRATED SYSTEM

EXISTING AND POTENTIAL GENERATING STATIONS

EXISTING GENERATING STATIONS

Generating Station	River	Net Interconnected Capability
		(in megawatts)
Jenpeg	Nelson	62
Keeyask	Nelson	617
Kelsey	Nelson	286
Kettle	Nelson	1,220
Long Spruce	Nelson	994
Limestone	Nelson	1,400
Pine Falls	Winnipeg	88
Great Falls	Winnipeg	137
McArthur Falls	Winnipeg	55
Seven Sisters	Winnipeg	168
Slave Falls	Winnipeg	68
Pointe Du Bois	Winnipeg	34
Grand Rapids	Saskatchewan	480
Laurie River I and II	Laurie	10
Wuskwatim	Burntwood	208

Total Hydraulic Capability		5,827
Brandon		235

Total Integrated System Capability		6,062

(1)	The Selkirk thermal generating station was taken off-line in April 2021 to be decommissioned

POTENTIAL GENERATING STATIONS (2)

Conawapa	Nelson	1,485
Gillam Island	Nelson	1,080
Birthday Rapids	Nelson	380
Whitemud	Nelson	310
Manasan	Burntwood	270
Red Rock	Nelson	250
First Rapids	Burntwood	210
Granville Falls	Churchill	120
Notigi	Burntwood	120
Bonald	Churchill	110
Early Morning	Burntwood	80

(2)	Capacity addition to the integrated system excluding impacts on adjacent generating stations.

Export Power Sales

Manitoba Hydro transacts bilaterally with counterparts in Canada and the United States. And participates in the following organized electricity markets:

Canada:

Independent Electricity System Operator (IESO)

Alberta Electric System Operator (AESO)

United States:

•	Midcontinent Independent System Operator (MISO)

•	Southwest Power Pool (SPP)

Manitoba Hydro monitors the creditworthiness of, and exposures to, export sales customers in order to minimize credit risk.

The following table summarizes Manitoba Hydro’s current and future export power contracts.

Executed Contracts	Term
Basin Electric Power Cooperative:
50 MW to 80 MW Capacity Sale	June 1, 2023 – May 31, 2028
Dairyland Power Cooperative:
50 MW Diversity Exchange	June 1, 2022 – May 31, 2027
Great River Energy:
200 MW Diversity Exchange	November 1, 2014 – April 30, 2030
Minnesota Municipal Power Agency:
65 MW to 105 MW Capacity Sale	June 1, 2020 – May 31, 2030
Minnesota Power:
250 MW System Power Sale	June 1, 2020 – May 31, 2035
133 MW Energy Sale	June 1, 2020 – May 31, 2040
Northern States Power Company:
11 MW Financial Swap	January 1, 2022 – December 31, 2027
200 MW System Power Sale	May 1, 2025 – April 30, 2030
350 MW Diversity Exchange	May 1, 2025 – April 30, 20230
Saskatchewan Power Corporation:
100 MW System Power Sale	June 1, 2020 – May 31, 2040
215 MW System Power Sale	June 1, 2022 – May 31, 2052
WPPI Energy:
100 MW Diversity Exchange	June 1, 2024 – May 31, 2030
Wisconsin Public Service Corporation:
100 MW System Power Sale	June 1, 2021 – May 31, 2027
100 MW Energy Sale	June 1, 2027 – May 31, 2029

Definitions:

Capacity: Zonal Resource Credit (ZRC) or Unforced Capacity (UCAP).

Diversity Exchange: seasonal swap of capacity.

Energy: long-term energy sale contracts with customers whereby Manitoba Hydro will offer energy under the contract when it has energy that is surplus to domestic customer and dependable export customer requirements.

Financial Swap: a contract where parties financially settle the difference between a fixed price and a specified floating price at an agreed upon price node.

(S): summer season.

System Power: annual sales of both capacity and firm energy.

UCAP: unforced capacity.

(W): winter season.

ZRC: annual capacity sale. It is a zonal resource capacity product sold in the MISO market

TABLES OF SUPPLEMENTARY INFORMATION

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT MARCH 31, 2025

(with comparative figures for 2024)

	2024 (Restated)	2025 (Actual)
	(In millions of dollars)
FINANCIAL ASSETS
Cash and cash equivalents	$4,287	$4,722
Amounts receivable	2,467	2,710
Inventories for resale	14	12
Due from Manitoba Hydro-Electric Board	24,428	24,831
Derivative financial instruments	2,304	2,223
Portfolio investments	4,014	4,076
Loans and advances	1,575	1,638
Equity in government business enterprises	4,481	4,392
Equity in government business partnerships	20	24

TOTAL FINANCIAL ASSETS	$43,590	$44,628

LIABILITIES
Taxpayer-supported debt	36,214	38,355
Borrowings on behalf of Manitoba Hydro-Electric Board	24,398	24,925
Accounts payable, accrued charges, provisions and unearned revenue	8,410	9,295
Derivative financial Instruments	2,479	2,678
Asset retirement obligations	806	891
Pension liability	3,599	3,745

TOTAL LIABILITIES	75,906	79,889

NET DEBT	(32,316)	(35,261)

NON-FINANCIAL ASSETS
Inventories held for use	180	126
Prepaid expenses	107	121
Tangible capital assets	16,182	17,206

TOTAL NON-FINANCIAL ASSETS	16,469	17,453

ACCUMULATED DEFICIT	$(15,847)	$(17,808)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024 (Restated)	2025 (Actual)
	(In millions of dollars)
REVENUE
Income taxes:
Corporation income tax	$900	$1,293
Individual income tax	4,469	4,265
Other taxes:
Corporations taxes	381	444
Fuel taxes	238	92
Land transfer tax	127	139
Levy for health and education	431	440
Retail sales tax	2,703	2,824
Tobacco tax	123	111
Other taxes	15	18
Education property taxes	698	833
Fees and other revenue	2,690	3,628
Federal transfers:
Equalization	3,510	4,352
Canada Health Transfers	1,871	1,883
Canada Social Transfers	597	612
Shared cost and other transfers	1,182	1,256
Net income from government business enterprises	464	687
Recovery from government business enterprises and other investment earnings	1,393	1,465

TOTAL REVENUE	$21,792	$24,344

EXPENSES
Legislative Assembly	75	59
Executive Council	6	5
Advanced Education and Training	1,737	1,901
Agriculture	482	505
Business Mining, Trade and Job Creation	223	187
Education and Early Childhood Learning	3,649	3,914
Environment and Climate Change	178	273
Families	2,511	2,847
Finance	91	109
Health, Seniors and Long-Term Care	8,570	9,049
Housing, Addictions and Homelessness	738	775
Innovation and New Technology	128	142
Justice	1,018	912
Labour and Immigration	32	34
Municipal and Northern Relations	624	642
Natural Resources and Indigenous Futures	130	140
Public Service Commission	39	33
Public Service Delivery	325	303
Sport, Culture, Heritage and Tourism	156	116
Transportation and Infrastructure	625	585
Enabling Appropriations	33	34
Emergency Expenditures	29	30
Tax Credits	208	157
Debt Servicing	2,156	2,316
Tobacco Settlement	0	425

TOTAL EXPENSES	23,763	25,493

Operating Surplus (Deficit) for the year	$(1,971)	$(1,149)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024 (Restated)	2025 (Actual)
	(In millions of dollars)
Opening operating accumulated deficit, as previously reported	$(13,361)	$(15,326)
Operating surplus (deficit) for the year	(1,971)	(1,149)
Transfer from statement of remeasurement gains (losses)	6	—

Ending operating accumulated surplus (deficit)	(15,326)	(16,475)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REMEASUREMENT GAINS AND LOSSES

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024 (Actual)	2025 (Actual)

	(In millions of dollars)
Accumulated remeasurement gains (losses), beginning of year, before other comprehensive income	(982)	(301)

Unrealized gains (losses) attributable to:
Foreign exchange	1	(391)
Derivatives	688	(272)
Portfolio investments:
Quoted in an active market	55	(101)

Total unrealized gains (losses)	744	(764)

Reclassified to Consolidated Statement of Operations:
Foreign exchange	(34)	202
Derivatives	37	(202)
Portfolio investments:
Quoted in an active market	(66)	(2)

Total reclassified to the statement of operations	(63)	(2)

Accumulated remeasurement gains (losses), end of year, before other comprehensive income	(301)	(1,067)

Accumulated other comprehensive income (loss), beginning of the year	(291)	(220)
Other comprehensive income (loss)	71	(46)

Accumulated other comprehensive income (loss)	(220)	(266)

Accumulated remeasurement gains (losses), end of year	(521)	(1,333)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024 (Restated)	2025 (Actual)

	(In millions of dollars)
Cash and cash equivalents provided by (used in)
Operating activities
Operating surplus (deficit) for the year	$(1,971)	$(1,149)
Changes in non-cash items:
Amortization of tangible capital assets	866	904
Amortization of debt discounts and debt premiums	(160)	(29)
Loss on disposal of tangible capital assets	57	33
Valuation allowance	80	325
Asset retirement obligation	31	20

	874	1,253
Increase (decreases) to:
Amounts receivable	56	(568)
Inventories	102	56
Prepaids	(10)	(14)
Changes in equity in government business enterprises and government business partnerships	268	39
Accounts payable, accrued charges, provisions and unearned revenue	892	885
Pension liability	2	146

Cash provided by operating activities	213	648

Capital Activities
Acquisition of tangible capital assets	(1,975)	(1,896)

Cash used in capital activities	(1,975)	(1,896)

Investing activities
Investments purchased	(5,068)	(6,045)
Investments sold or matured	5,826	4,862

Cash provided by (used in) investing activities	758	(1,183)

Financing activities
Debt issued	5,913	6,826
Debt redeemed	(3,368)	(3,960)

Cash provided by financing activities	2,545	2,866

Increase in cash and cash equivalents	1,541	435
Cash and cash equivalents, beginning of year	2,746	4,287

Cash and cash equivalents, end of year	$4,287	$4,722

II. SUMMARY FINANCIAL STATEMENTS – GOVERNMENT BUSINESS ENTERPRISES (1)

CONSOLIDATED OPERATING RESULTS

FOR THE YEAR ENDED MARCH 31, 2025 (2)

(with comparative figures for 2024)

	Utilities	Insurance	Finance	Total 2025 (Actual)	Total 2024 (Restated)

	(In millions of dollars)
Changes in Equity
Results from Operations
Revenue from operations	$3,427	$2,022	$1,795	$7,244	$7,007

Expenses:
From operations	2,411	2,002	1,052	5,465	5,473
Debt servicing	1,079	—	13	1,092	1,055

Total expenses	3,490	2,002	1,065	6,557	6,528
Acquisition of non-controlling Interest (3)	—	—	—	—	(15)

Net income (loss)	(63)	20	730	687	464
Other comprehensive income (loss)	(44)	(2)	—	(46)	71

Total comprehensive income (loss)	(107)	18	730	641	535
Transfers to the Government	—	—	(730)	(730)	(732)

Net increase (decrease) in equity in government business enterprises	$(107)	$18	$—	$(89)	$(197)

(1)	Government business enterprises consist of the following as at March 31, 2025:

Utilities:

The Manitoba Hydro-Electric Board

Insurance:

The Deposit Guarantee Corporation of Manitoba

The Manitoba Public Insurance Corporation

Finance:

The Manitoba Liquor and Lotteries Corporation

(2)	For enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

(3)

Manitoba Hydro reported a net loss of $157 million in the 2023/24 fiscal year. The 2023/24 Summary Financial Statements included a one-time $15 million adjustment to account for Manitoba Hydro’s acquisition of a minority interest, bringing it to a net loss of $172 million.

III. STATEMENT OF DIRECT FUNDED BORROWINGS OF THE PROVINCE

AS AT MARCH 31, 2025

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
(A) Payable in Canadian Dollars:
Debenture Loans
GJ	02-Jun-25	2015	2.45	2,950,000	(1)
DT	22-Dec-25	1995	7.75	300,000	(1)(3)
GN	02-Jun-26	2016	2.55	1,900,000	(1)
GS	02-Jun-27	2017	2.60	1,500,000	(1)
GU	02-Jun-28	2018	3.00	2,050,000	(1)
GW	02-Jun-29	2019	2.75	1,800,000	(1)
GY	02-Jun-30	2020	2.05	1,300,000	(1)
CL	05-Mar-31	1991	10.50	599,945	(1)
HD	02-Dec-32	2022	3.90	1,650,000	(1)
HA	02-Jun-31	2021	2.05	1,900,000	(1)
HE	02-Jun-33	2023	3.80	1,500,000	(1)
HH	02-Jun-34	2023	3.80	2,200,000	(1)
HJ	02-Jun-35	2025	3.70	400,000	(1)
FA	05-Mar-37	2004	5.70	700,000	(1)
PB	05-Mar-38	2007	4.60	950,000	(1)
FK	05-Mar-40	2008	4.65	800,000	(1)
FR	05-Mar-41	2010	4.10	1,300,000	(1)
FT	05-Mar-42	2011	4.40	400,000	(1)
GA	05-Mar-43	2012	3.35	550,000	(1)
GG	05-Sept-45	2013	4.05	1,500,000	(1)
GK	05-Sept-46	2015	2.85	1,950,000	(1)
GR	05-Sept-48	2017	3.40	2,100,000	(1)
FN	05-Mar-50	2009	4.70	350,000	(1)
GV	05-Mar-50	2018	3.20	2,550,000	(1)
GZ	05-Sep-52	2020	2.05	1,800,000	(1)
HC	05-Sep-53	2023	3.85	1,900,000	(1)
HG	05-Sep-55	2024	4.40	2,300,000	(1)

Total Debenture Loans				39,199,945

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
Medium-Term Notes
C119-MTN	05-Sep-25	2010	4.40	715,000	(1)
C136-MTN	05-Sep-29	2013	3.25	356,000	(1)
C074-MTN	03-Dec-29	2004	STEP	100,000	(6)
C116-MTN	05-Mar-31	2010	6.30	100,000	(5)
C134-MTN	06-May-31	2013	3.05	25,000	(1)
C049-MTN	26-Jul-32	2002	6.30	50,000	(1)(5)
C052-MTN	29-Oct-32	2002	6.30	30,000	(1)
C141-MTN	05-Sept-33	2014	3.75	80,000	(1)
C076-MTN	19-Jan-35	2005	STEP	75,000	(6)
C086-MTN	30-Jun-36	2006	STEP	50,000	(6)
C087-MTN/RRB	01-Dec-36	2006	2.00	146,969	(1)
C124-MTN	05-Mar-39	2011	4.25	210,000	(1)
C091-MTN	16-Jul-39	2007	STEP	100,000	(10)
C031-MTN	05-Mar-40	2000	6.20	276,000	(1)
C040-MTN	05-Mar-42	2002	6.00	350,000	(1)
C068-MTN	05-Mar-44	2004	5.80	120,000	(1)
C092-MTN	05-Sept-44	2007	5.00	157,035	(1)
C129-MTN	05-Sept-52	2012	3.15	610,000	(1)
C139-MTN	05-Sept-54	2014	3.65	75,000	(1)
C110-MTN	05-Mar-60	2009	5.20	325,000	(1)
C109-MTN	05-Mar-63	2009	4.63	255,000	(1)
C137-MTN	05-Mar-63	2013	3.45	1,199,000	(1)
C160-MTN	05-Mar-68	2018	3.10	2,015,000	(1)
C189-MTN	05-Mar-74	2024	4.60	300,000	(1)
C175-MTN	05-Sep-2120	2020	2.95	650,000	(1)

				8,370,004

H060	05-Sep-29	2014	3.25	100,000	(1)
H061	05-Sep-33	2014	3.75	50,000	(1)

				150,000

D025-MTN	05-Mar-31	2000	6.30	310,000	(1)
D129-MTN	05-Mar-31	2005	STEP	100,000	(5)

				410,000

Total Medium-Term Notes				8,930,004

Canadian Issues Swapped to U.S. Dollars:
CAD $
GJ	02-Jun-25	2020	2.45	(500,000)
GN	02-Jun-25	2016	2.55	(315,874)

				(815,874)

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
Foreign Issues Swapped to Canadian Dollars:
C173	20-Apr-26	2020	N/A	148,000
C145	09-Jun-26	2015	N/A	287,071
GP	22-Jun-26	2016	N/A	642,750
C157	17-Aug-27	2017	N/A	298,522
C164	19-Jul-28	2018	N/A	35,030
C161	22-Aug-28	2018	N/A	220,744
HB-1	25-Oct-28	2021	N/A	742,380
C155	28-Nov-28	2016	N/A	185,360
C167	15-Mar-29	2019	N/A	330,625
C169	10-Apr-29	2020	N/A	35,665
C165	19-Jul-29	2018	N/A	34,750
C113	29-Mar-30	2010	N/A	102,923
C148	24-Mar-31	2016	N/A	297,748
C179	31-Nov-31	2021	N/A	32,225
C183	03-Feb-32	2022	N/A	32,404
C180	17-Nov-32	2021	N/A	145,889
C184	03-Feb-33	2022	N/A	32,404
HF	27-Jul-33	2023	N/A	1,319,500
C188	16-May-34	2024	N/A	194,903
HI	31-May-34	2024	N/A	1,370,000
C171	18-Jul-34	2020	N/A	69,348
C190	23-Aug-34	2024	N/A	75,010
C191	28-Aug-34	2024	N/A	549,600
C193	16-Apr-35	2025	N/A	330,813
C172	30-Mar-35	2020	N/A	93,110
C142	11-Jun-35	2015	N/A	43,200
C146	11-Dec-35	2015	N/A	82,993
C182	02-Feb-37	2022	N/A	99,900
C185	16-Feb-37	2022	N/A	109,890
C186	16-Feb-37	2022	N/A	167,929
H063	28-Jan-39	2019	N/A	45,372
C168	15-Mar-39	2019	N/A	198,375
C154	25-Jun-39	2016	N/A	58,600
C192	13-Feb-40	2025	N/A	74,338
C174	20-Apr-40	2020	N/A	146,000
C143	25-Jun-40	2015	N/A	827,430
C177	25-Jun-40	2020	N/A	129,750
S002	31-Oct-40	2011	N/A	55,864
C147	25-Feb-41	2016	N/A	130,985
H062	25-Jun-41	2016	N/A	71,261
C151	25-Jun-41	2016	N/A	414,355
C181	25-Nov-41	2021	N/A	228,064
H057	17-Nov-42	2012	N/A	39,463
C149	27-Apr-46	2016	N/A	58,391
C152	08-Aug-46	2016	N/A	50,838
C153	30-Aug-46	2016	N/A	76,291
C156	05-Dec-46	2016	N/A	61,554
C158	25-Feb-47	2017	N/A	103,748
C170	25-Jun-49	2020	N/A	150,000
C176	25-Jun-49	2020	N/A	116,400
C178	02-Nov-49	2020	N/A	155,560
C120	14-Oct-50	2010	N/A	70,300
C128	25-Jun-52	2012	N/A	64,420
C187	03-Mar-54	2024	N/A	43,586

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
				11,481,631

Total Canadian Dollars				58,795,706

(B) Payable in U.S. Dollars:
GP	22-Jun-26	2016	2.13	718,800	(1)(2)
HB	25-Oct-28	2021	1.50	1,437,600	(1)(2)
HF	27-Jul-33	2023	4.30	1,437,600	(1)(2)
HI	31-May-34	2024	4.90	1,437,600	(1)(2)

				5,031,600

U.S. Dollar Issues Swapped to Canadian Dollars:
GP	22-Jun-26	2016	2.13	(718,800)	(1)(2)
HB	25-Oct-28	2021	1.50	(862,560)	(1)(2)
HF	27-Jul-27	2023	4.30	(1,437,600)	(1)(2)
HI	31-May-34	2024	4.90	(1,437,600)	(1)(2)

				(4,456,560)

Canadian Issues Swapped to U.S. Dollars:
GJ	02-Jun-25	2020	2.45	546,383
GN	02-Jun-25	2016	2.55	352,699

				899,082

Total U.S. Dollars				1,474,122

(C) Payable in Australian Dollars:
C145	09-Jun-26	2017	3.75	260,159	(1)(2)
C157	17-Aug-27	2017	3.60	269,130	(1)(2)
C161	22-Aug-28	2018	3.50	201,848	(1)(2)
C179	17-Nov-31	2021	2.40	31,399	(1)(2)
C183	03-Feb-31	2022	2.75	32,296	(1)(2)
C180	17-Nov-32	2021	2.50	144,433	(1)(2)
C184	03-Feb-33	2022	2.85	32,296	(1)(2)
C191	28-Aug-34	2024	4.85	549,600	(1)(2)

				1,521,161

Australian Dollar Issues Swapped to Canadian Dollars:
C145	09-Jun-26	2015	3.75	(260,159)	(1)(2)
C157	17-Aug-27	2017	3.60	(269,130)	(1)(2)
C161	22-Aug-28	2018	3.50	(201,848)	(1)(2)
C179	17-Nov-31	2021	2.40	(31,399)	(1)(2)
C183	03-Feb-31	2022	2.75	(32,296)	(1)(2)

C180	17-Nov-32	2021	2.50	(144,433)	(1)(2)
C184	03-Feb-33	2022	2.85	(32,296)	(1)(2)
C191	28-Aug-34	2024	4.85	(549,600)	(1)(2)

				(1,521,161)

Total Australian Dollars				0

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
(D) Payable in Euros:
C113	29-Mar-30	2010	4.00	116,550	(1)(2)
C148	24-Mar-31	2016	1.28	313,908	(1)(2)
C190	23-Aug-34	2024	N/A	75,010	(1)(2)
C172	30-Mar-35	2020	0.60	93,240	(1)(2)
C142	11-Jun-35	2015	1.39	49,728	(1)(2)
C146	11-Dec-35	2015	1.86	90,132	(1)(2)
C182	02-Feb-37	2022	0.75	108,780	(1)(2)
C186	06-Jul-37	2022	2.92	184,030	(1)(2)
H063	28-Jan-39	2019	1.72	46,620	(1)(2)
C154	25-Jun-39	2016	2.75	62,160	(1)(2)
C192	13-Feb-40	2025	3.29	74,338	(1)(2)
C143	25-Jun-40	2015	1.77	903,651	(1)(2)
C177	25-Jun-40	2020	1.19	132,090	(1)(2)
S002	31-Oct-40	2011	3.24	62,160	(1)(2)
C147	25-Feb-41	2016	1.74	132,090	(1)(2)
H062	25-Jun-41	2016	1.95	69,930	(1)(2)
C151	25-Jun-41	2016	1.50	442,890	(1)(2)
C181	25-Nov-41	2021	0.70	248,640	(1)(2)
H057	17-Nov-42	2012	2.67	48,174	(1)(2)
C152	8-Aug-46	2016	1.11	54,390	(1)(2)
C158	23-Feb-47	2017	2.00	116,550	(1)(2)
C170	25-Jun-49	2020	1.50	155,400	(1)(2)
C176	25-Jun-49	2020	1.25	116,550	(1)(2)
C178	02-Nov-49	2020	0.48	155,400	(1)(2)
C120	14-Oct-50	2010	3.15	77,700	(1)(2)
C128	25-Jun-52	2012	2.78	77,700	(1)(2)
C187	03-Mar-54	2024	3.53	46,620	(1)(2)

				4,054,431

Euro Issues swapped to Canadian Dollars:
C113	29-Mar-30	2010	4.00	(116,550)	(1)(2)
C148	24-Mar-31	2016	1.28	(313,908)	(1)(2)
C190	23-Aug-34	2024	N/A	(75,010)	(1)(2)
C172	30-Mar-35	2020	0.60	(93,240)	(1)(2)
C142	11-Jun-35	2015	1.39	(49,728)	(1)(2)
C146	11-Dec-35	2015	1.86	(90,132)	(1)(2)
C182	02-Feb-37	2022	0.75	(108,780)	(1)(2)
C186	06-Jul-37	2022	2.92	(184,030)	(1)(2)
H063	28-Jan-39	2019	1.72	(46,620)	(1)(2)
C154	25-Jun-39	2016	2.75	(62,160)	(1)(2)
C192	13-Feb-40	2025	3.29	(74,338)	(1)(2)
C143	25-Jun-40	2015	1.77	(903,651)	(1)(2)

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
C177	25-Jun-40	2020	1.19	(132,090)	(1)(2)
S002	31-Oct-40	2011	3.24	(62,160)	(1)(2)
C147	25-Feb-41	2016	1.74	(132,090)	(1)(2)
H062	25-Jun-41	2016	1.95	(69,930)	(1)(2)
C151	25-Jun-41	2016	1.50	(442,890)	(1)(2)
C181	25-Nov-41	2021	0.70	(248,640)	(1)(2)
H057	17-Nov-42	2012	2.67	(48,174)	(1)(2)
C152	8-Aug-46	2016	1.11	(54,390)	(1)(2)
C158	23-Feb-47	2017	2.00	(116,550)	(1)(2)
C170	25-Jun-49	2020	1.50	(155,400)	(1)(2)
C176	25-Jun-49	2020	1.25	(116,550)	(1)(2)
C178	02-Nov-49	2020	0.48	(155,400)	(1)(2)
C120	14-Oct-50	2010	3.15	(77,700)	(1)(2)
C128	25-Jun-52	2012	2.78	(77,700)	(1)(2)
C187	03-Mar-54	2024	3.53	(46,620)	(1)(2)

				(4,054,431)

Total Euros				0

(E) Payable in Hong Kong Dollars:
C155	28-Nov-28	2016	2.57	197,736	(1)(2)

				197,736

Hong Kong Dollar Issues Swapped to Canadian Dollars:
C155	28-Nov-28	2016	2.57	(197,736)	(1)(2)

				(197,736)

Total Hong Kong Dollars				0

(F) Payable in Japanese Yen:
C149	27-Apr-46	2016	0.80	47,950	(1)(2)
C153	30-Aug-46	2016	0.70	57,540	(1)(2)
C156	5-Dec-46	2016	0.70	47,950	(1)(2)

				153,440

Japanese Yen Issues swapped to Canadian Dollars:
C149	27-Apr-46	2016	0.80	(47,950)	(1)(2)
C153	30-Aug-46	2016	0.70	(57,540)	(1)(2)
C156	5-Dec-46	2016	0.70	(47,950)	(1)(2)

				(153,440)

Total Japanese Yen				0

(G) Payable in New Zealand Dollars:
C164	19-Jul-28	2018	3.61	31,797	(1)(2)
C169	10-Apr-29	2020	2.92	32,204	(1)(2)
C165	19-Jul-29	2018	3.69	31,797	(1)(2)
C185	16-Feb-37	2022	3.74	105,989	(1)(2)

				201,787

New Zealand Dollar Issues Swapped to Canadian Dollars:
C164	19-Jul-28	2018	3.61	(31,797)	(1)(2)
C169	10-Apr-29	2020	2.92	(32,204)	(1)(2)
C165	19-Jul-29	2018	3.69	(31,797)	(1)(2)
C185	16-Feb-37	2022	3.74	(105,989)	(1)(2)

				(201,787)

Total New Zealand Dollars				0

(H) Payable in U.K. Pound Sterling:
				0

				0

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
U.K. Pound Sterling Issues Swapped to Canadian Dollars:
				0

				0

Total U.K. Pound Sterling				0

(I) Payable in Swiss Francs:
C173	20-Apr-26	2020	0.20	162,650	(1)(2)
C167	15-Mar-29	2019	0.25	406,625	(1)(2)
C188	16-May-34	2024	1.523	211,445	(1)(2)
C168	15-Mar-39	2019	0.80	243,975	(1)(2)
C174	20-Apr-40	2020	0.70	162,650	(1)(2)
C193	04-Apr-35	2025	0.866	341,565	(1)(2)

				1,528,910

Swiss Franc Issues Swapped to Canadian Dollars:
C173	20-Apr-26	2020	0.20	(162,650)	(1)(2)
C167	15-Mar-29	2019	0.25	(406,625)	(1)(2)
C188	16-May-34	2024	1.523	(211,445)	(1)(2)
C168	15-Mar-39	2019	0.80	(243,975)	(1)(2)
C174	20-Apr-40	2020	0.70	(162,650)	(1)(2)
C193	04-Apr-35	2025	0.866	(341,565)	(1)(2)

				(1,528,910)

Total Swiss Francs				0

(J) Payable in Swedish Kronas:
C171	18-Jul-34	2020	1.25	71,550	(1)(2)

				71,550

Swedish Krona Issues Swapped to Canadian Dollars:
C171	18-Jul-34	2020	1.25	(71,550)	(1)(2)

				(71,550)

Total Swedish Kronas				0

Total Bonds and Debentures				60,269,828

	$		$		$		$		$
Canadian Pension Plan (Payable in Canadian Dollars)
CPPIB-001-MTN		7-Aug-37		2007		5.04		81,158		(1)
CPPIB-002-MTN		1-Dec-38		2009		4.67		102,577		(1)
CPPIB-003-MTN		3-Dec-40		2010		4.38		115,790		(1)
CPPIB-004-MTN		16-Jan-42		2012		3.42		104,459		(1)
CPPIB-005-MTN		3-Jul-42		2012		3.33		73,373		(1)

								477,357

Province of Manitoba Promissory Notes								0

Treasury Bills Payable in CAD		Various		Various				2,600,000		(7)

Total Borrowings								63,347,185

IV. STATEMENT OF SECURITIES GUARANTEED BY THE PROVINCE

AS AT MARCH 31, 2025

Series	Date of Maturity	Year of Issue	Interest Rate (%)	Amount Outstanding	Ref.
				(In thousands of dollars)
BORROWINGS OF SELF-SUPPORTING UTILITIES:
The Manitoba Hydro-Electric Board
Savings Bonds: (Payable in Canadian Dollars)
Series 1	15-Jun-92	1989	Matured	$73
Series 2	15-Jun-93	1990	Matured	15
Series 3	15-Jun-96	1991	Matured	104
Series 4	15-Jun-97	1992	Matured	318
Series 5	15-Jun-01	1996	Matured	332
Series 6	15-Jun-02	1997	Matured	42
	15-Jun-00	1997	Matured	115
	15-Jun-02	1997	Matured	90

				1,089

Manitoba Hydro Promissory Notes				400,000
Letters of Credit				78,000
City of Winnipeg Hydro Bonds				60,000	(1)

Total Self-Supporting Guaranteed Debt				539,089

References:

1.	Non-callable/redeemable.
2.	All or part swapped to Canadian dollars.
3.	All or part swapped to U.S. dollars.
4.	Callable as per terms.
5.	Extendable as per terms.
6.	Redeemable at holder’s option, prior to maturity.
7.	91-day Treasury Bills issued by tender in the amount of $200,000,000 weekly.

8.	The Province has only guaranteed the principal portion of the issue.
9.	Held by and callable at par at the option of the Minister of Finance of Canada on 6 months’ notice, subject to the requirements of the Canada Pension Plan.
10.	Putable at the holder’s option.

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2021	2022	2023	2024	2025
	(in Millions of dollars)
Revenues
Domestic
Electric	$1,714	$1,834	$1,903	$1,847	$1,920
Gas	416	542	656	505	508
Extraprovincial	611	585	1,131	872	860
Other	80	79	145	74	81

	2,821	3,040	3,835	3,298	3,369

Expenses
Cost of gas sold	277	405	523	333	352
Finance Expense	846	1,068	1,031	1,042	1,079
Operating and administrative	608	660	694	802	853
Depreciation and amortization	563	605	658	651	642
Water rentals and assessments	128	101	84	62	69
Fuel and power purchased	184	394	138	348	240
Capital and other taxes	167	179	175	184	186
Other expenses	80	91	98	374	188
Finance income	(24)	(24)	(56)	(62)	(58)

	2,829	3,479	3,345	3,734	3,551

Net income (loss) before net movement in regulatory balances	(8)	(439)	490	(436)	(182)

Net movements in regulatory balances	125	180	165	278	116

Net Income	$117	$(259)	$655	$(158)	$(66)

Net income (loss) attributable to:
Manitoba Hydro	$119	$(248)	$638	$(157)	$(63)
Non-controlling interests	(2)	(11)	17	(1)	(3)

	$117	$(259)	$655	$(158)	$(66)

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED BALANCE SHEET

AS AT MARCH 31, 2025

(with comparative figures for 2024)

	2024	2025
	(In millions of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$780	$1,073
Investments	$14	$13
Accounts receivable and accrued revenue	506	598
Prepaid expenses	35	35
Inventory	163	155

	1,498	1,874

Property, Plant and Equipment	26,727	26,865
Non-Current Assets
Long-term investments	277	277
Goodwill	107	107
Intangible assets	978	968
Loans and other receivables	260	267

	1,622	1,619

Total assets before regulatory deferral balance	29,847	30,358
Regulatory deferral balance	1,679	1,799

	$31,526	$32,157

LIABILITIES AND RETAINED EARNINGS
Current Liabilities
Current portion of long-term debt	$903	$996
Accounts payable and accrued liabilities	456	418
Notes payable	200	400
Other liabilities	177	154
Accrued interest	134	136
	1,870	2,104

Long-Term Debt	23,644	23,944

Non-Current Liabilities
Other non-current liabilities	1,127	1,131
Employee future benefits	744	809
Deferred revenue	702	787
Provisions	50	99
	2,623	2,826

Total liabilities	$28,137	$28,874

Equity
Retained earnings	3,478	3,415
Accumulated other comprehensive loss	(254)	(298)
Equity attributed to Manitoba Hydro	3,224	3,117
Non-controlling interests	46	43

Total equity	3,270	3,160

Total liabilities and equity before regulatory deferral balance	31,407	32,034
Regulatory deferral balance	119	123

	$31,526	$32,157

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024	2025
	(In Millions of dollars)
Operating Activities
Net Income	$(158)	$(66)
Net movement in regulatory balance	(278)	(116)
Add back:
Depreciation and amortization	651	642
Finance Expense	1,042	1,079
Finance Income	(62)	(58)
Adjustments for non–cash items	251	—
Adjustments for changes in non-cash working capital accounts:
Accounts receivable and accrued revenue	65	(69)
Prepaid expenses	(3)	—
Accounts payable and accrued liabilities	45	(38)
Other	21	48
Interest received	38	50
Interest paid	(1,005)	(1,038)

	607	434

Investing Activities
Additions to property, plant, equipment	(756)	(697)
Additions to intangible assets	(15)	(26)
Contributions received	82	109
Cash received for long term investment	(190)	14
Cash paid for mitigation obligations	(58)	(28)
Cash paid for major development obligations	(11)	(8)
Cash paid for transmission rights obligations	(21)	(21)
Other	15	16

	(954)	(641)

Financing Activities
Proceeds from long-term debt	1,450	1,210
Retirement of long-term debt	(1,463)	(900)
Advances from investment entities	4	—
Proceeds from notes payable	150	200
Sinking fund investment withdrawals	246	—
Sinking fund investment purchases	(346)	—
Cash paid for preferred distributions obligation	—	(4)
Repayment of lease liabilities	(3)	(6)

	38	500

Net increase (decrease) in cash and cash equivalents	(309)	293

Cash and cash equivalents, beginning of year	1,089	780

Cash and cash equivalents, end of year	$780	$1,073

V. THE MANITOBA HYDRO — ELECTRIC BOARD

Consolidated Statement of Comprehensive Income

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	2024	2025

	(In millions of dollars)
Net loss	$(158)	$(66)
Other comprehensive income (loss)
Items that will not be reclassified to income
Net (losses) gains on pension assets and liabilities	52	(28)
Asset ceiling remeasurement on pensions	(29)	4
Items that will be reclassified to income
Cash flow hedges — unrealized foreign exchange losses on debt	—	(63)
Cash flow hedges — unrealized fair market value gains on commodity derivatives	3	11
Items that have been reclassified to income
Cash flow hedges — realized foreign exchange losses (gains) on debt	25	32

	51	(44)

Comprehensive loss	$(107)	$(110)

Comprehensive loss attributed to:
Manitoba Hydro	$(106)	$(107)
Non-controlling interests	(1)	(3)

	$(107)	$(110)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED MARCH 31, 2025

(with comparative figures for 2024)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Manitoba Hydro	Non-Controlling Interests	Total Equity
			(In millions of dollars)
Balance as at April 1, 2023	$3,650	$(305)	$3,345	$344	$3,689

Net loss	(157)	—	(157)	(1)	(158)
Other comprehensive income	—	51	51	—	51

Comprehensive income (loss)	(157)	51	(106)	(1)	(107)
Acquisition of non-controlling interest	(15)	—	(15)	(297)	(312)

Balance as at March 31, 2024	3,478	(254)	3,224	46	3,270

Net loss	(63)	—	(63)	(3)	(66)
Other comprehensive loss	—	(44)	(44)	—	(44)

Comprehensive loss	(63)	(44)	(107)	(3)	(110)

Balance as at March 31, 2025	$3,415	$(298)	$3,117	$43	$3,160

VI. SUMMARY FINANCIAL STATEMENTS

The Office of the Auditor General of Manitoba issued an un-qualified Audit Opinion on Manitoba’s March 31, 2025 Summary Financial Statements